                           SENIOR CREDIT AGREEMENT


                                dated as of

                               April 5, 1996


                                    among


                         SPINNAKER INDUSTRIES, INC.,
                                as Borrower,


                          THE LENDERS named herein,


                                     and


                           BANKERS TRUST COMPANY,
                          as Administrative Agent

                                TABLE OF CONTENTS


Section                              Heading                                Page
- -------                              -------                                ----
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1



SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . .  22
     1.3  Other Definitional Provisions; Anniversaries . . . . . . . . . . .  22

SECTION 2.  AMOUNT AND TERMS OF LOAN COMMITMENT AND
                      LOANS; NOTES . . . . . . . . . . . . . . . . . . . . .  22
     2.1  Bridge Loan and Bridge Note. . . . . . . . . . . . . . . . . . . .  22
     2.2  Term Loan and Term Note. . . . . . . . . . . . . . . . . . . . . .  25
     2.3  Interest on the Loans. . . . . . . . . . . . . . . . . . . . . . .  26
     2.4  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     2.5  Prepayments and Payments . . . . . . . . . . . . . . . . . . . . .  28
     2.6  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 3.  CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     3.1  Conditions to Bridge Loan. . . . . . . . . . . . . . . . . . . . .  33
     3.2  Conditions to Term Loan. . . . . . . . . . . . . . . . . . . . . .  40

SECTION 4.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .  41
     4.1  Organization and Good Standing; Capitalization . . . . . . . . . .  42
     4.2  Authorization and Power. . . . . . . . . . . . . . . . . . . . . .  42
     4.3  No Conflicts or Consents . . . . . . . . . . . . . . . . . . . . .  43
     4.4  Enforceable Obligations. . . . . . . . . . . . . . . . . . . . . .  43
     4.5  Properties; Liens. . . . . . . . . . . . . . . . . . . . . . . . .  44
     4.6  Financial Condition. . . . . . . . . . . . . . . . . . . . . . . .  44
     4.7  Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .  45
     4.8  No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     4.9  Compliance with Contracts, Etc.. . . . . . . . . . . . . . . . . .  46
     4.10 No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     4.11 Use of Proceeds; Margin Stock, Etc.. . . . . . . . . . . . . . . .  47
     4.12 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     4.13 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     4.14 Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . .  49
     4.15 Government Regulation. . . . . . . . . . . . . . . . . . . . . . .  49


                                     (i)

Section                              Heading                                Page
- -------                              -------                                ----
     4.16 Pledge Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  49
     4.17 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .  49
     4.18 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  50
     4.19 Survival of Representations and Warranties . . . . . . . . . . . .  51
     4.20 Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     4.21 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     4.22 Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     4.23 Indebtedness; etc. . . . . . . . . . . . . . . . . . . . . . . . .  53
     4.24 Take-Out Notes . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     4.25 Broker's or Finder's Fees. . . . . . . . . . . . . . . . . . . . .  54

SECTION 5.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . .  54
     5.1  Financial Statements and Other Reports . . . . . . . . . . . . . .  54
     5.2  Corporate Existence, Etc.. . . . . . . . . . . . . . . . . . . . .  59
     5.3  Payment of Taxes and Claims; Tax Consolidation . . . . . . . . . .  59
     5.4  Maintenance of Properties; Insurance . . . . . . . . . . . . . . .  60
     5.5  Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     5.6  Compliance with Laws, Etc. . . . . . . . . . . . . . . . . . . . .  60
     5.7  Maintenance of Accurate Records, Etc.. . . . . . . . . . . . . . .  61
     5.8  Take-Out Financing . . . . . . . . . . . . . . . . . . . . . . . .  61
     5.9  ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . .  62
     5.10 Payments in U.S. Dollars . . . . . . . . . . . . . . . . . . . . .  63
     5.11 Register . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     5.12 Lenders Meeting. . . . . . . . . . . . . . . . . . . . . . . . . .  64
     5.13 End of Fiscal Years; Fiscal Quarters . . . . . . . . . . . . . . .  64
     5.14 Performance of Obligations . . . . . . . . . . . . . . . . . . . .  64
     5.15 Incorporation by Reference . . . . . . . . . . . . . . . . . . . .  64
     5.16 Additional Security; Further Assurances; etc.. . . . . . . . . . .  65
     5.17  Butler Warehouse. . . . . . . . . . . . . . . . . . . . . . . . .  66
     5.18  Dividends and Intercompany Loan Payments. . . . . . . . . . . . .  66
     5.19  Audited Financials. . . . . . . . . . . . . . . . . . . . . . . .  66

SECTION 6.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . .  66
     6.1  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     6.2  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     6.3  Restricted Payments. . . . . . . . . . . . . . . . . . . . . . . .  69
     6.4  Investments; Joint Ventures. . . . . . . . . . . . . . . . . . . .  70
     6.5  Contingent Obligations . . . . . . . . . . . . . . . . . . . . . .  71
     6.6  Purchase or Sale of Assets, etc. . . . . . . . . . . . . . . . . .  71
     6.7  Restriction on Fundamental Changes . . . . . . . . . . . . . . . .  72
     6.8  Limitation on Dividend and Other Payment Restrictions Affecting
          Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  73


                                     (ii)

Section                              Heading                                Page
- -------                              -------                                ----
     6.9  Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . .  73
     6.10 Transactions with Affiliates . . . . . . . . . . . . . . . . . . .  74
     6.11 Limitation on Issuance of Capital Stock. . . . . . . . . . . . . .  74
     6.12 Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     6.13 Amendments or Waivers of Certain Documents . . . . . . . . . . . .  75
     6.14 Amendments to Charter Documents. . . . . . . . . . . . . . . . . .  75
     6.15 Refinancing of the Loans in Part . . . . . . . . . . . . . . . . .  76
     6.16 Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     6.17 Creation of Subsidiaries . . . . . . . . . . . . . . . . . . . . .  76

SECTION 7.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . .  76
     7.1  Failure To Make Payments When Due. . . . . . . . . . . . . . . . .  76
     7.2  Default in Other Agreements. . . . . . . . . . . . . . . . . . . .  76
     7.3  Breach of Certain Covenants. . . . . . . . . . . . . . . . . . . .  77
     7.4  Breach of Warranty . . . . . . . . . . . . . . . . . . . . . . . .  77
     7.5  Other Defaults Under Agreement or Loan Documents . . . . . . . . .  77
     7.6  Involuntary Bankruptcy; Appointment of Custodian, Etc. . . . . . .  78
     7.7  Voluntary Bankruptcy; Appointment of Custodian, Etc. . . . . . . .  78
     7.8  Judgments and Attachments. . . . . . . . . . . . . . . . . . . . .  79
     7.9  Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     7.10 Pledge Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  79
     7.11 Boyle Fleming Warrant Exercise Agreement . . . . . . . . . . . . .  79
     7.12 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

SECTION 8.  THE ADMINISTRATIVE AGENT . . . . . . . . . . . . . . . . . . . .  81
     8.1  Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
     8.2  Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . .  81
     8.3  Exculpatory Provisions . . . . . . . . . . . . . . . . . . . . . .  82
     8.4  Reliance by Administrative Agent . . . . . . . . . . . . . . . . .  83
     8.5  Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . .  83
     8.6  Non-Reliance on Administrative Agent and Other Lenders . . . . . .  84
     8.7  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  84
     8.8  Administrative Agent in its Individual Capacity. . . . . . . . . .  85
     8.9  Holders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
     8.10 Resignation of the Administrative Agent; Successor Administrative
          Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

SECTION 9.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .  86
     9.1  Representation of the Lenders. . . . . . . . . . . . . . . . . . .  86


                                    (iii)

Section                              Heading                                Page
- -------                              -------                                ----
     9.2  Participations in and Assignments of Loans and Notes . . . . . . .  86
     9.3  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
     9.4  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
     9.5  Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
     9.6  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . .  92
     9.7  Independence of Covenants. . . . . . . . . . . . . . . . . . . . .  93
     9.8  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
     9.9  Survival of Warranties and Certain Agreements. . . . . . . . . . .  93
     9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. . . . . . .  94
     9.11 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
     9.12 Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . .  94
     9.13 Successors and Assigns; Subsequent Holders of Notes. . . . . . . .  94
     9.14 Counterparts; Effectiveness. . . . . . . . . . . . . . . . . . . .  95
     9.15 Consent to Jurisdiction; Venue; Waiver of Jury Trial . . . . . . .  95
     9.16 Payments Pro Rata. . . . . . . . . . . . . . . . . . . . . . . . .  96
     9.17 Taxes and Other Taxes. . . . . . . . . . . . . . . . . . . . . . .  97
     9.18 Waiver of Stay, Extension or Usury Laws. . . . . . . . . . . . . .  99
     9.19 Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
     9.20 Requirements of Law. . . . . . . . . . . . . . . . . . . . . . . . 100


SCHEDULES

A    SUBSIDIARIES; CAPITALIZATION
B    EXISTING INDEBTEDNESS; EXISTING CONTINGENT OBLIGATIONS
C    EXISTING LIENS
D    EXISTING INVESTMENTS
E    BROKERS FEES
F    UNDISCLOSED LIABILITIES


EXHIBITS

I    FORM OF BRIDGE NOTE
II   FORM OF TERM NOTE
III  FORM OF COMPLIANCE CERTIFICATE
IV-A FORM OF NOTICE OF BORROWING
IV-B FORM OF NOTICE OF CONVERSION
V    FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
VI   FORM OF SECTION 9.2F(ii) CERTIFICATE


                                     (iv)

VII  FORM OF OPINION OF CROUCH & HALLET - COUNSEL
       TO THE COMPANY
VIII FORM OF OPINION OF ROBERT A. HURWICH -
       COUNSEL TO LYNCH MANUFACTURING CORPORATION
IX   FORM OF OPINION OF HAYNES AND BOONE, L.L.P. -
       COUNSEL TO THE COMPANY
X    FORM OF SOLVENCY CERTIFICATE
XI   FORM OF PLEDGE AGREEMENT
XII  FORM OF BOYLE FLEMING WARRANT EXERCISE AGREEMENT
XIII FORM OF ESCROW AGREEMENT
XIV  FORM OF SUBORDINATION PROVISIONS

















                                      (v)

          This Senior Credit Agreement is dated as of April 5, 1996, and entered into by and among Spinnaker Industries, Inc., a Delaware corporation (the "Company"), the Lenders (as defined in Section 1) from time to time party hereto, and Bankers Trust Company, as administrative agent for the Lenders (in such capacity, and together with any successor thereto, the "Administrative Agent").

                                    RECITALS

          WHEREAS, the Company desires that the Lenders extend a senior credit facility to the Company in connection with the Refinancing (as defined in Section 1);


          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Company and the Lenders hereby agree as follows:

          SECTION 1.  DEFINITIONS.

          1.1  CERTAIN DEFINED TERMS

          The following terms used in this Agreement shall have the following meanings:

          "Additional Security Documents" has the meaning ascribed to such term in Section 5.16.

          "Administrative Agent" has the meaning ascribed to such term in the introduction to this Agreement.

          "Affiliate," as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise or (ii) the ownership of more than 5% of the voting securities of that Person; provided that neither the Lenders, the Administrative Agent nor any Affiliate thereof shall be treated as an Affiliate of the Company or of any Subsidiary of the Company or shall be deemed to be a holder of 5% or more of any class of equity securities of the Company as said term is used in Section 6.10.

          "Agreement" means this Senior Credit Agreement dated as of April 5, 1996, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          "Alco" means Alco Standard Corporation, an Ohio corporation.

          "Applicable Rate" means for each Monthly Period the greater of (i) the LIBOR Reference Rate for such Monthly Period and (ii) the Treasury Rate for such Monthly Period.

          "Applicable Spread" means 5% for the period from and including the Closing Date and to but excluding the 90th day following the Closing Date and for each subsequent 90-day period the Applicable Spread in effect for the immediately preceding 90-day period plus .25%.

          "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement substantially in the form of EXHIBIT V annexed hereto and appropriately completed.

          "Bankruptcy Law" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute or any other United States federal, state or local law or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

          "Bankruptcy Order" means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding up, dissolution or reorganization, or appointing a custodian of a debtor or of all or any substantial part of a debtor's property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

          "Boyle Fleming" means Boyle, Fleming, George & Co., Inc., a Texas corporation.

          "Boyle Fleming Warrant Exercise Agreement" means the Warrant Exercise Agreement between Boyle Fleming and the

Administrative Agent substantially in the form of EXHIBIT XII annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

          "Bridge Loan" means, collectively, the loans made by the Lenders pursuant to Section 2.1A.

          "Bridge Loan Commitment" means the commitment of the Lenders to make the Bridge Loan as set forth in Section 2.1A.

          "Bridge Note" means the Original Bridge Note of the Company issued pursuant to Section 2.1D and substantially in the form of EXHIBIT I annexed hereto, as the same may be modified, endorsed or amended from time to time and shall also include any Subsequent Bridge Note.

          "Brown Bridge" means Brown-Bridge Industries, Inc., a Delaware corporation.

          "Brown Bridge Shareholder Roll-Up Agreement" shall have the meaning provided in Section 3.1A.13.

          "BTCo" means Bankers Trust Company.

          "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of New York, New York or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

          "Butler Warehouse" means the warehouse located in Denver, Colorado that is currently owned by Alco (or a Subsidiary thereof) and which is being sold to the Company.

          "Capital Expenditures" means, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and the amount of Capitalized Lease Obligations incurred by such Person.

          "Capital Lease," as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP.

          "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnerships or other equity interests of such Person.

          "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;
(iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;
(iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000;
(v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; and (vi) repurchase agreements with respect to, and which are fully secured by a perfected security interest in, obligations of a type described in clause (i) or clause (ii) above and are with any commercial bank described in clause (iv) above.

          "Central Products" means Central Products Company, a Delaware corporation.

          "Change of Control" means (i) Lynch shall cease to own 100% of the capital stock of LMC or (ii) LMC and Boyle Fleming shall in the aggregate cease to own on a fully diluted basis at least 51% of the voting and economic interest in the Company's capital stock or (iii) the occurrence of any "change of control" or similar event under the Existing Central Products Credit Agreement, the Existing Brown Bridge Credit Agreement or the Existing Entoleter Credit Agreement.

          "Change of Control Date" has the meaning ascribed to such term in
Section 2.5A(iv).

          "Change of Control Offer" has the meaning ascribed to such term in
Section 2.5A(iv).

          "Closing Date" means the date on or before March 29, 1996 on which the initial Bridge Loan is made and the conditions set forth in Section 3.1 are satisfied or waived in accordance with Section 9.6.

          "Collateral Agent" means BTCo acting as collateral agent for the Lenders pursuant to the Pledge Agreement and the Additional Security Documents, and any successor thereto.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

          "Company" has the meaning ascribed to such term in the introduction to this Agreement.

          "Company Plan" means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or a Subsidiary of the Company.

          "Compliance Certificate" means a certificate substantially in the form of EXHIBIT III annexed hereto delivered to the Administrative Agent by the Company pursuant to Section 5.1(iv)(b).

          "Contingent Obligation," as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof,
(ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or
(iii) under Interest Rate Agreements and Currency Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

          "Contractual Obligation," as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "Conversion Date" means December 30, 1996.

          "Covered Taxes" has the meaning ascribed to such term in Section 9.17.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect any Guarantor, the Company or any of the Company's Subsidiaries against fluctuations in currency values.

          "Custodian" means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, whether under any Bankruptcy Law or otherwise.

          "Dollars" or the sign "$" means the lawful money of the United States of America.

          "18% Subordinated Promissory Notes" means (i) the First Amended and Restated Subordinated Promissory Note, dated April 5, 1996, in the principal amount of $964,950, issued by the Company to Lynch and (ii) the First Amended and Restated Subordinated Promissory Note, dated April 5, 1996, in the principal amount of $321,650, issued by the Company to James B. Fleming, Jr. (as attorney-in-fact and individually).

          "Entoleter" means Entoleter, Inc., a Delaware corporation.

          "Environmental Claim" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to any Guarantor, the Company, any of the Company's Subsidiaries, or any of their respective Affiliates or properties.

          "Environmental Laws" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to
(i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Guarantor, the Company or any of the Company's Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Federal Water Pollution Control Act ( 33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C.
Section 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C.
Section 651 ET SEQ.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 ET SEQ.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

          "Environmental Lien" means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) which together with the Company or any Subsidiary of the Company would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code or (ii) as a result of the Company or a Subsidiary of the Company being or having been a general partner of such person.

          "Escrow Account" has the meaning ascribed to such term in the Escrow Agreement.

          "Escrow Agreement" means an Escrow Agreement between the Company and the Administrative Agent in the form of EXHIBIT XIII annexed hereto, as the same may at any time be amended, modified and supplemented and in effect.

          "Event of Default" means each of the events set forth in Section 7.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "Existing Alco Subordinated Notes" means (i) the Subordinated Promissory Notes aggregating $25,000,000 in principal amount that were issued by the Company to Alco prior to the Closing Date and (ii) the Subordinated Promissory Note in the principal amount of $5,000,000 that was issued by Central Products to Alco prior to the Closing Date.

          "Existing Brown Bridge Credit Agreement" means the Loan and Security Agreement, dated as of September 16, 1994, among Brown Bridge, as borrower, and TransAmerica Business Credit Corporation, as lender, as such Loan and Security Agreement is in effect on the Closing Date and without giving effect to any amendments, modifications, supplements or terminations thereof or thereto after the Closing Date unless, and to the extent, such change is permitted by Section
6.13 or the Required Lenders specifically agree that the respective change will be given effect to for purposes of this Agreement. Notwithstanding anything to the contrary contained above, for purposes of determining whether the Existing Brown Bridge Credit

Agreement remains in effect or has terminated, amendments, modifications, supplements or terminations thereof shall be given effect to.

          "Existing Central Products Credit Agreement" means the Credit Agreement, dated as of September 29, 1995, among the Company, as pledgor, Central Products, as borrower, various lenders, and Heller Financial, Inc., as Agent, as such Credit Agreement is in effect on the Closing Date and without giving effect to any amendments, modifications, supplements or terminations thereof or thereto after the Closing Date unless, and to the extent, such change is permitted by Section 6.13 or the Required Lenders specifically agree that the respective change will be given effect to for purposes of this Agreement. Notwithstanding anything to the contrary contained above, for purposes of determining whether the Existing Central Products Credit Agreement remains in effect or has terminated, amendments, modifications, supplements or terminations thereof shall be given effect to.

          "Existing Contingent Obligations" has the meaning ascribed to such term in Section 4.23.

          "Existing Entoleter Credit Agreement" means the Loan and Security Agreement, dated as of February 21, 1995, between Entoleter, as borrower, and TransAmerica Business Credit Corporation, as lender, as such Loan and Security Agreement is in effect on the Closing Date and without giving effect to any amendments, modifications, supplements or terminations thereof or thereto after the Closing Date unless, and to the extent, such change is permitted by Section
6.13 or the Required Lenders specifically agree that the respective change will be given effect to for purposes of this Agreement. Notwithstanding anything to the contrary contained above, for purposes of determining whether the Existing Entoleter Credit Agreement remains in effect or has terminated, amendments, modifications, supplements or terminations thereof shall be given effect to.

          "Existing Indebtedness" has the meaning ascribed to such term in
Section 4.23.

          "Facilities" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or their Subsidiaries or any of their respective predecessors.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

          "Fee Letters" means (i) the Letter, dated March 18, 1996, between the Company and BTCo and (ii) the Letter, dated April 5, 1996, between the Company and BTCo, and acknowledged by LMC in a separate Letter dated April 5, 1996.

          "Fixed Rate" means a rate of interest PER ANNUM equal to 18.00%.

          "Fixed Rate Loans" means Loans described in Section 2.3A(ii).

          "GAAP" means those generally accepted accounting principles and practices which are recognized as such by The Financial Accounting Standards Board and which are consistently applied for all periods after the date hereof so as to properly reflect the financial conditions, and the results of operations and changes in financial position, of any Guarantor or of the Company and its Subsidiaries, except that any accounting principle or practice required to be changed in order to continue as a generally accepted accounting principle or practice may be so changed.

          "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any of the Facilities.

          "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "INCURRENCE," "INCURRED," "INCURRABLE" and "INCURRING" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall only be deemed to be an Incurrence of Indebtedness if and to the extent such amendment, modification or waiver (i) increases the principal thereof or interest rate or premium payable thereon or (ii) changes to an earlier date the stated maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness shall be redeemed.

          "Indebtedness" means, with respect to any Person, (i) all indebtedness, obligations and liabilities of such Person for borrowed money,
(ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP,
(iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any indebtedness, obligation or liability owed for all or any part of the deferred purchase price of property or services, and

(v) all indebtedness, obligations and liabilities secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person except that "Indebtedness" shall not include current trade payables and accrued expenses incurred in the ordinary course of business and obligations under Interest Rate Agreements and Currency Agreements (which constitute Contingent Obligations, not Indebtedness).

          "indemnified liabilities" has the meaning ascribed to such term in
Section 9.4.

          "Indemnitees" has the meaning ascribed to such term in Section 9.4.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

          "Interest Rate Determination Date" means, with respect to any Monthly Period, the second Business Day on which banks in New York and London are open prior to the first Business Day of such Monthly Period.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Internal Revenue Code are to the Internal Revenue Code, as in effect at the date of this Agreement, and to any subsequent provision of the Internal Revenue Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Investment" means (i) any direct or indirect purchase or other acquisition of, or of a beneficial interest in, any Securities of any other Person or (ii) any direct or indirect loan, advance, extension of credit or capital contribution to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; PROVIDED, HOWEVER, that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

          "Laws" means all applicable statutes, laws, ordinances, regulations, rules, orders, judgments, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, province, county, parish, town, township, village, municipality or Tribunal, and "LAW" means each of the foregoing.

          "Lenders" means the Lenders listed on the signatures hereto, and any assignee of any Lender in respect of any Loan, Note or Loan Commitment to the extent of such assignment.

          "LIBOR Rate Loans" means Loans that bear interest at the LIBOR Reference Rate.

          "LIBOR Reference Rate" means for each Monthly Period the rate determined on the basis of the offered rates for deposits in U.S. Dollars for a period of three months which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Interest Rate Determination Date for such Monthly Period. If at least two rates appear on the Reuters Screen LIBO Page, the rate for such Monthly Period will be the arithmetic mean of such rates rounded upwards, if necessary, to the nearest 1/16 of 1%. If fewer than two rates appear on the Reuters Screen LIBO Page, then such rate shall equal the interest rate per annum at which deposits in U.S. Dollars for a period of three months are offered by BTCo at approximately 11:00 a.m., London time, on such Interest Rate Determination Date to first class banks in the London interbank market.

          "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "Litigation" means any action, suit, proceeding, claim, lawsuit and/or investigation conducted or threatened by or before any Tribunal.

          "LMC" means Lynch Manufacturing Corporation, a Delaware corporation.

          "Loan Commitment" means the Bridge Loan Commitment and the Term Loan Commitment.

          "Loan Documents" means this Agreement, the Bridge Notes, the Term Notes, the Pledge Agreement, the Escrow Agreement and the Additional Security Documents.

          "Loans" means the Bridge Loan and the Term Loan as each may be outstanding.

          "Lynch" means Lynch Corporation, a Delaware corporation.

          "Margin Stock" has the meaning assigned to that term in Regulation U and Regulation G of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole or (ii) the material impairment of the ability of the Company to perform, or the impairment of the ability of the Administrative Agent or Lenders to enforce, the Obligations.

          "Maturity Date" has the meaning ascribed to such term in Section 2.2D.

          "Maximum Cash Interest Rate" means an interest rate of 16% PER ANNUM; PROVIDED, that in computing such interest rate, fees paid to the Administrative Agent and the Lenders shall not be deemed an interest payment.

          "Monthly Period" means each period commencing on the 15th calendar day of each month, if such day is a Business Day, or the first Business Day succeeding the 15th calendar day of each month and ending on the day next preceding the 16th Business Day of the following Monthly Period; PROVIDED, HOWEVER, that the first Monthly Period shall commence on the Closing Date and shall end on and exclude April 15, 1996.

          "New Alco Subordinated Notes" means (i) the Subordinated Convertible Promissory Note, dated April 5, 1996, in the principal amount of $20,250,000 that is issued by the Company to Alco on the Closing Date as part of the Refinancing and as partial consideration for the purchase of the Butler Warehouse, and (ii) the Subordinated Promissory Note, dated September 29, 1995, in the principal amount of $5,000,000 that was initially issued by Central Products to Alco, and which has been assumed by the Company and amended as of April 5, 1996 as part of the Refinancing.

          "Notes" means, collectively, the Bridge Notes and Term Notes.

          "Notice of Borrowing" means a notice substantially in the form of
EXHIBIT IV-A annexed hereto with respect to a proposed borrowing.

          "Notice of Conversion" means a notice substantially in the form of
EXHIBIT IV-B annexed hereto with respect to a proposed conversion.

          "Obligations" means all obligations of every nature of the Company from time to time owed to the Lenders and the Administrative Agent under the Loan Documents and the Fee Letters, whether for principal, reimbursements, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

          "Offer Payment Date" has the meaning ascribed to such term in Section 2.5A(iv).

          "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; PROVIDED, HOWEVER, that every Officers' Certificate with respect to the compliance with a condition precedent to the making of the Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

          "Original Bridge Note" has the meaning ascribed to such term in
Section 2.1D.

          "Original Term Note" has the meaning ascribed to such term in
Section 2.2E.

          "Other Taxes" has the meaning ascribed to such term in Section 9.17.

          "Payment Office" means the office of the Administrative Agent located at One Bankers Trust Plaza, New York, New York 10006 or such other office as the Administrative Agent may designate to the Company and the Lenders from time to time.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Permits" has the meaning ascribed to such term in Section 4.20.

          "Permitted Encumbrances" means (i) Liens granted to secure the Obligations; (ii) Liens existing on the Closing Date set forth on SCHEDULE C hereto to the extent and in the manner such Liens are in effect on the Closing Date; (iii) inchoate Liens for taxes, assessments or governmental charges or claims not yet due and payable or Liens for taxes, assessments or governmental charges or claims being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP; (iv) statutory Liens of landlords and banks and rights of offset, and Liens of carriers, warehousemen, workmen, repairmen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, utility payments, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (vi) any attachment or judgment Lien not constituting a Potential Event of Default or an Event of Default; (vii) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; (viii) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; (ix) any
(a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including without limitation ground leases or other prior leases of the demised premises, mortgages, mechanics liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b); (x) Liens arising from filing UCC financing statements for precautionary purposes relating solely to true leases of personal property permitted by this Agreement under which the Company or any of its Subsidiaries is a lessee; and (xi) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property.

          "Person" or "person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "PIK Interest Amount" has the meaning ascribed to such term in Section 2.3B.

          "Plan" means any multiemployer or single-employer plan, as defined in
Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or a Subsidiary of the Company or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Company or a Subsidiary of the Company or an

ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          "Pledge Agreement" means a Pledge Agreement among LMC, Boyle Fleming, the Company and the Collateral Agent in the form of EXHIBIT XI annexed hereto, as the same may at any time be amended, modified and supplemented and in effect.

          "Pledged Securities" has the meaning ascribed to such term in the Pledge Agreement.

          "Potential Event of Default" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights (as compared to any other Capital Stock of such Person) with respect to dividends or redemptions or upon liquidation.

          "Proceedings" has the meaning ascribed to such term in
Section 5.1(ix).

          "Refinancing" means (i) the refinancing of the Existing Alco Subordinated Notes issued by the Company with $7,500,000 of proceeds of the Bridge Loan and the issuance by the Company of a New Alco Subordinated Note in the principal amount of $20,250,000 and (ii) the assumption by the Company of, and the amendment to, the Existing Alco Subordinated Note initially issued by Central Products in the principal amount of $5,000,000.

          "Register" has the meaning ascribed to such term in Section 5.11.

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

          "Reportable Event" means an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Regulation Section 2615.

          "Required Lenders" means Lenders holding in the aggregate more than 50% of the outstanding principal amount of Notes.

          "Restricted Payment" has the meaning ascribed to such term in Section 6.3.

          "Returns" has the meaning ascribed to such term in Section 4.12.

          "Section 9.2F(ii) Certificate" has the meaning ascribed to such term in Section 9.2F(ii).

          "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Subsequent Bridge Note" has the meaning ascribed to such term in
Section 2.1D.

          "Subsequent Term Note" has the meaning ascribed to such term in
Section 2.2E.

          "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "Take-Out Banks" has the meaning ascribed to such term in Section
3.1L.

          "Take-Out Notes" means debt securities of the Company the proceeds of which shall be used to repay the Bridge Notes in full issued on the terms and conditions set forth in the engagement and related letters with the Take-Out Banks.

          "Take-Out Securities" means any Securities of the Company and/or the Guarantors the proceeds of which are used to repay the Notes in full and any Securities of the Company issued in accordance with Section 6.15 the proceeds of which are used to refinance the Notes in part; including, without limitation, the Take-Out Notes.

          "Taxes" means all taxes, assessments, fees, levies, imposts, duties, penalties, deductions, liabilities, withholdings or other charges of any nature whatsoever from time to time or at any time imposed by any Law or any Tribunal.

          "Tax Transferee" has the meaning ascribed to such term in Section
9.17.

          "Term Loan" has the meaning ascribed such term in Section 2.2A.

          "Term Loan Commitment" has the meaning ascribed such term in Section 2.2A.

          "Term Notes" has the meaning ascribed to such term in Section 2.2E.

          "Transaction Costs" means the fees, costs and expenses payable by the Company pursuant hereto and other fees, costs and expenses payable by the Company or a Subsidiary of the Company in connection with the Refinancing, PROVIDED, HOWEVER, in no event shall Transaction Costs include any accrued guarantee fees that may be due and payable by the Company to Lynch in connection with Lynch's guaranty of the Company's obligations under the Existing Alco Subordinated Notes issued by the Company.

          "Treasury Rate" means the yield to maturity at the time of computation of three-month United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available on the Interest Rate Determination Date for such Monthly Period (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

          "Treasury Rate Loans" means Loans that bear interest at the Treasury Rate.

          "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted and/or existing.

          "Unfunded Current Liability" of any Plan, means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan for which actuarial assumptions were used.

          1.2  ACCOUNTING TERMS

          For the purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

          1.3  OTHER DEFINITIONAL PROVISIONS; ANNIVERSARIES

          References to "Section" and "Sections" shall be to a Section and Sections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. For purposes of this Agreement, a monthly anniversary of the Closing Date shall occur on the same day of the applicable month as the day of the month on which the Closing Date occurred; PROVIDED, HOWEVER, that if the applicable month has no such day (I.E., 29, 30 or 31), the monthly anniversary shall be deemed to occur on the last day of the applicable month.

          SECTION 2.  AMOUNT AND TERMS OF LOAN COMMITMENT AND
                      LOANS; NOTES.

          2.1  BRIDGE LOAN AND BRIDGE NOTE

          A. BRIDGE LOAN COMMITMENT. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, the Lenders hereby agree to lend to the Company on the Closing Date $8,500,000 in the aggregate (the "BRIDGE LOAN"), each such Lender committing to lend on a several (but not joint) basis up to the amount set forth next to such Lender's name on the signature pages hereto. The Lenders' commitments to make the Bridge Loan to the Company pursuant to this Section 2.1A are herein called individually, the "BRIDGE LOAN COMMITMENT" and collectively, the "BRIDGE LOAN COMMITMENTS."

               NOTICE OF BORROWING. When the Company desires to borrow under this Section 2.1, it shall deliver to the Administrative Agent a Notice of Borrowing no later than 11:00 A.M. (New York time), at least one Business Day in advance of the Closing Date. The Notice of Borrowing shall specify (i) the applicable date of borrowing (which shall be a Business Day) and (ii) the amount of the Bridge Loan to be borrowed on such date. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of its share of the Bridge Loan and the other matters covered by the Notice of Borrowing.

          C. DISBURSEMENT OF FUNDS. (a) No later than 12:00 Noon (New York time) on the Closing Date, each Lender will make available its pro rata share of the Bridge Loan requested to be made on such date in the manner provided below. All amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Company by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent its portion of the Bridge Loan to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Company, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Company, and the Company shall immediately pay such corresponding amount to the Administrative Agent.
The Administrative Agent shall also be entitled to recover from the Lender or the Company, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Company to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Rate or (y) if paid by the Company, the then applicable rate of interest on the Loans.

          (b) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Bridge Loan Commitment hereunder or to prejudice any rights which the Company may have against any Lender as a result of any default by such Lender hereunder.

          D. BRIDGE NOTES. The Company shall execute and deliver to each Lender on the Closing Date a Bridge Note dated the Closing Date substantially in the form of EXHIBIT I annexed hereto to evidence the portion of the Bridge Loan made on such date by such Lender and with appropriate insertions (collectively, the "ORIGINAL BRIDGE NOTES"). On each interest payment date prior to the Conversion Date on which the Company elects to pay a PIK Interest Amount pursuant to Section 2.3B, the Company shall execute and deliver to each Lender on such interest payment date a Bridge Note dated such interest payment date substantially in the form of EXHIBIT I annexed hereto in a principal amount equal to such Lender's pro rata portion of such PIK Interest Amount owing to such Lender and with other appropriate insertions (each a "SUBSEQUENT BRIDGE NOTE" and, together with the Original Bridge Notes, the "BRIDGE NOTES"). A Subsequent Bridge Note shall bear interest from the date of its issuance at the same rate then borne by all Bridge Notes.

          E. SCHEDULED PAYMENT OF BRIDGE LOAN. Subject to Section 2.2, the Company shall pay in full the outstanding amount of the Bridge Loan and all other Obligations owing hereunder no later than December 30, 1996.

          F. TERMINATION OF BRIDGE LOAN COMMITMENT. The Bridge Loan Commitment hereunder shall terminate on April 5, 1996 if the initial Bridge Loan is not made on or before such date. The Company shall have the right, without premium or penalty, to reduce or terminate the Bridge Loan Commitment of the Lenders hereunder at any time on or prior to the Closing Date.

          G. PRO RATA BORROWINGS. The Bridge Loan made under this Agreement shall be made by the Lenders PRO RATA on the basis of their respective Bridge Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make its portion of the Bridge Loan hereunder and that each Lender shall be obligated to make its portion of the Bridge Loan hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

          2.2  TERM LOAN AND TERM NOTE

          A. TERM LOAN COMMITMENT. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, the Lenders hereby agree, on the Conversion Date, upon the request of the Company, to convert the then outstanding principal amount of the Bridge Notes into a term loan (the "TERM LOAN"), such Term Loan to be in an aggregate principal amount not exceeding the then outstanding principal amount of the Bridge Notes. The Lenders' commitments under this Section 2.2A are herein called collectively, the "TERM LOAN COMMITMENT."

          B. NOTICE OF CONVERSION/BORROWING. If the Company does not repay the Bridge Loan in full on the Conversion Date then the Company shall, subject to the satisfaction of the conditions set forth in Section 3.2, convert the then outstanding principal amount of the Bridge Notes into a Term Loan under this
Section 2.2, provided, in the event that the Bridge Loan is not so converted, the Company shall be required to repay the Bridge Loan and all other outstanding Obligations pursuant to Section 2.1E. The Company shall deliver to the Lenders a Notice of Conversion no later than 11:00 A.M. (New York time), at least two Business Days in advance of the Conversion Date. The Notice of Conversion shall specify the principal amount of the Bridge Notes outstanding on the Conversion Date to be converted into a Term Loan.

          C. MAKING OF TERM LOAN. Upon satisfaction or waiver of the conditions precedent specified in Section 3.2, each Lender shall extend to the Company the Term Loan to be made on the Conversion Date by such Lender by cancelling on its records a corresponding principal amount of the Bridge Notes held by such Lender.

          D. MATURITY OF TERM LOAN. The Term Loan shall mature and the Company shall pay in full the outstanding principal amount thereof and accrued interest thereon on the fifth anniversary of the Conversion Date (the "MATURITY DATE").

          E. TERM NOTES. The Company, as borrower, shall execute and deliver to the Lenders on the Conversion Date Term Notes dated the Conversion Date substantially in the form of EXHIBIT II annexed hereto to evidence the Term Loan made on such date, in the principal amount of the Bridge Notes held by such Lender on such date and with other appropriate insertions (collectively, the "ORIGINAL TERM NOTES"). On or after the Conversion Date, on each interest payment date on which the Company elects to pay a PIK Interest Amount pursuant to Section 2.3B, the Company shall execute and deliver to each Lender on such interest payment date a Term Note dated such interest payment date substantially in the form of EXHIBIT II annexed hereto in a principal amount equal to such Lender's pro rata portion of the PIK Interest Amount owing to such Lender and with other appropriate insertions (each a "Subsequent Term Note" and, together with the Original Term Notes, the "TERM NOTES"). A Subsequent Term Note shall bear interest at the same rate then borne by all Term Notes.

          2.3  INTEREST ON THE LOANS

          A. RATE OF INTEREST. (i) The Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by prepayment, acceleration or otherwise) either at the Applicable Rate for each Monthly Period plus the Applicable Spread or, to the extent provided in clause
(ii) below, at the Fixed Rate.

          (ii) At any time on or after the time at which the Applicable Rate plus the Applicable Spread on the Term Loan equals 18%, at the request of any Lender, all or a portion of the Term Loan owing to such Lender shall from such date until repaid, bear interest at a fixed rate per annum equal to the Fixed Rate; PROVIDED that no such conversion shall be permitted in respect of amounts to be voluntarily prepaid following receipt of a notice of prepayment pursuant to Section 2.5A. In order to request the conversion of a LIBOR Rate Loan or a Treasury Rate Loan to a Fixed Rate Loan, the Lender shall notify the Administrative Agent in writing of its intention to do so at least twenty Business Days prior to an interest payment date indicating the amount of the Term Loan for which it is requesting conversion to a Fixed Rate Loan, which shall be not less than $2,000,000 and increments of $10,000 in excess thereof, and the Administrative Agent shall so notify the Company at least 10 Business Days prior to such next succeeding interest payment date. Upon the conversion of a portion of a LIBOR Rate Loan or a Treasury Rate Loan to a Fixed Rate Loan an appropriate notation will be made on the Term Note and, on and after the first interest payment date following the receipt by the Company of a notice hereunder, such portion of the Term Loan which is converted to a Fixed Rate Loan shall thereafter bear interest at the Fixed Rate until repaid.

          (iii) In no event will the combined sum of interest (cash or otherwise) on the Loans exceed 18.00% PER ANNUM.

          B. INTEREST PAYMENTS. Interest shall be payable (i) with respect to the Bridge Loan, in arrears on July 15, 1996, October 15, 1996, January 15, 1997 and upon any prepayment of the Bridge Loan (to the extent accrued on the amount being prepaid) and at maturity of the Bridge Loan, (ii) with respect to the Term Loan (other than with respect to any portion thereof that has been converted into a Fixed Rate Loan) in arrears on each April 15, July 15, October 15 and January 15 of each year, commencing on the first of such dates to follow the Conversion Date, (iii) with respect to a Fixed Rate Loan in arrears on each July 15 and January 15 of each year, commencing on the first of such dates to follow the respective conversion of any LIBOR Rate Loan or Treasury Rate Loan to a Fixed Rate Loan and (iv) with respect to the Term Loan, upon any prepayment of the Term Loan (to the extent accrued on the amount being prepaid) and at maturity of the Term Loan; PROVIDED, HOWEVER, that if, on any interest payment date, the interest rate borne by the Bridge Loan or the Term Loan, as the case may be, exceeds the Maximum Cash Interest Rate, the Company may pay all or a portion of the interest payable in excess of the amount of interest that would be payable on such date at the Maximum Cash Interest Rate by issuance of Subsequent Bridge Notes or Subsequent Term Notes, as the case may be, in an aggregate principal amount equal to the amount of such interest being so paid (the "PIK INTEREST AMOUNT").

          C. POST-MATURITY INTEREST. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payment on the Loans not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the rate of interest otherwise payable under this Agreement for the Loans.

          D. COMPUTATION OF INTEREST. Interest on the Loans shall be computed on the basis of a 360 day year and, with respect to any amount of the Loans which are LIBOR Rate Loans or Treasury Rate Loans, the actual number of days elapsed in the period during which it accrues or, with respect to any amount of the Loans which are Fixed Rate Loans, twelve 30-day months. In computing interest on the Loans, the date of the making of the Loans shall be included and the date of payment shall be excluded; PROVIDED, HOWEVER, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

          2.4  FEES

          A. The Company agrees to pay to the Administrative Agent all fees and other obligations in accordance with, and at the times specified by, the Fee Letters.

          2.5  PREPAYMENTS AND PAYMENTS

          A.   PREPAYMENTS

          (i) VOLUNTARY PREPAYMENTS. The Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to the Administrative Agent at any time and from time to time, prepay the Loans made to the Company in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; PROVIDED that to the extent that all or any portion of the Term Loan is prepaid prior to the three month anniversary of the Conversion Date, such prepayment in respect of principal shall be in an amount equal to 101.5% of the aggregate principal amount prepaid.

     Notice of prepayment having been given as aforesaid, the principal amount of the Loans to be prepaid shall become due and payable on the prepayment date. Amounts of the Loans so prepaid may not be reborrowed.

          (ii) MANDATORY PREPAYMENTS

               (a) PREPAYMENTS FROM CAPITAL CONTRIBUTIONS AND EQUITY ISSUANCES. Concurrently with the receipt by the Company of cash proceeds from any capital contribution or any sale or issuance of its equity (other than proceeds received from (i) the exercise of any warrants issued to any Lender or any of its Affiliates in connection with the transaction contemplated by this Agreement, (ii) the exercise of any warrants issued to Boyle Fleming to the extent that the proceeds thereof are required to be (and are) deposited into the Escrow Account in accordance with the terms of the Escrow Agreement and (iii) the consummation of the transactions contemplated by the Brown Bridge Shareholder Roll-Up Agreement), the Company shall prepay the Loans in a principal amount equal to the lesser of the cash proceeds thereof (net of underwriting or placement discounts commission and other reasonable costs associated therewith) or the aggregate principal amount of the Notes then outstanding.

               (b) PREPAYMENTS FROM ISSUANCES OF TAKE-OUT SECURITIES AND CERTAIN OTHER INDEBTEDNESS. Concurrently with the receipt by the Company of cash proceeds from the issuance or incurrence of Take-Out Securities or other Indebtedness for borrowed money (other than Indebtedness permitted to be Incurred under Section 6.1 as such Section is in effect on the Closing
     Date), the Company shall prepay the Loans in a principal amount equal to the lesser of the cash proceeds thereof (net of underwriting or placement discounts and commissions and other reasonable costs associated therewith) or the aggregate principal amount of the Notes then outstanding, it being understood, however, that the Loans shall be prepaid in full with the proceeds of the Take-Out Notes.

               (c) NOTICE. The Company shall notify the Administrative Agent of any prepayment to be made pursuant to this Section 2.5A(ii) at least two Business Days prior to such prepayment date (unless shorter notice is satisfactory to the Required Lenders).

          (iii) COMPANY'S MANDATORY PREPAYMENT OBLIGATION; APPLICATION OF PREPAYMENTS. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.

          (iv)  MANDATORY OFFER TO PURCHASE NOTES.

          (a) Upon the occurrence of a Change of Control (the date of such occurrence, the "CHANGE OF CONTROL DATE"), the Lenders shall have the right to require the repurchase of all of the Notes pursuant to an offer to purchase (the "CHANGE OF CONTROL OFFER") described below in this Section 2.5A(iv) at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued interest thereon to the date of repurchase.

          (b) The notice to the Administrative Agent shall contain all instructions and materials necessary to enable the Lenders to tender Notes.

          (c) Within 30 days following any Change of Control the Company shall mail a notice to the Administrative Agent stating:

               (1) that the Change of Control Offer is being made pursuant to this Section 2.5A(iv) and that all Notes validly tendered will be accepted for payment;

               (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "OFFER PAYMENT DATE");

               (3)  that any Note not tendered will continue to accrue interest;

               (4) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Offer Payment Date unless the Company shall default in the payment of the repurchase price of the Notes;

               (5) that if a Lender elects to have a Note purchased pursuant to a Change of Control Offer it will be required to surrender the Note, with the form entitled "Option of Lender to Elect Purchase" on the reverse of the Note completed, to the Company prior to 5:00 p.m. New York time on the Offer Payment Date;

               (6) that a Lender will be entitled to withdraw its election if the Company receives, not later than 5:00 p.m. New York time on the Business Day preceding the Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the principal amount of Notes such Lender delivered for purchase, and a statement that such Lender is withdrawing its election to have such Note purchased; and

               (7) that if Notes are purchased only in part a new Note of the same type will be issued in principal amount equal to the unpurchased portion of the Notes surrendered.

               (d)  On or before the Offer Payment Date, the Company shall
     (i) accept for payment Notes or portions thereof which are to be purchased in accordance with the above, and (ii) deposit at the Payment Office Dollars sufficient to pay the purchase price of all Notes to be purchased. The Administrative Agent shall promptly mail to the Lenders whose Notes are so accepted payment in an amount equal to the purchase price.

               (e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to an offer hereunder. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 2.5A(iv), the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

          B. MANNER AND TIME OF PAYMENT. All payments of principal, interest, fees and other amounts hereunder and under the Notes by the Company shall be made without defense, set-off or counterclaim and in same-day funds and delivered to the Administrative Agent, unless otherwise specified, not later than 11:00 A.M. (New York time) on the date due at the Payment Office for the account of the Lenders or the Administrative Agent, as the case may be; funds received by the Administrative Agent after that time shall be deemed to have been paid by the Company on the next succeeding Business Day. The Company hereby authorizes the Administrative Agent to charge its account with the Administrative Agent in order to cause timely payment to be made of all principal, interest, fees and other amounts due hereunder (subject to sufficient funds being available in its account for that purpose).

          C. PAYMENTS ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes or of the commitment and other fees hereunder, as the case may be.

          D. NOTATION OF PAYMENT. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), such Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Company of the name and address of the transferee of that Note; PROVIDED, HOWEVER, that the failure to make (or any error in the making of) such a notation or to notify the Company of the name and address of such transferee shall not limit or otherwise affect the obligation of the Company hereunder or under such Notes with respect to the Loans and payments of principal or interest on any such Note.

          2.6  USE OF PROCEEDS

          A. BRIDGE LOAN. (i) $5,500,000 of proceeds of the Bridge Loan shall be used to repay a like principal amount of the Existing Alco Subordinated Notes issued by the Company as part of the Refinancing, (ii) $1,000,000 of proceeds of the Bridge Loan shall be applied to repay accrued interest on the Existing Alco Subordinated Notes issued by the Company, (iii) $1,000,000 of proceeds of the Bridge Loan will be used by the Company to finance, in part, the purchase of the Butler Warehouse from Alco (or a Subsidiary thereof) and
(iv) $1,000,000 of proceeds of the Bridge Loan shall be used to pay Transaction Costs.

          B. TERM LOAN. The proceeds of the Term Loan shall be used to cancel any outstanding amount of Bridge Notes converted to Term Notes on the Conversion Date.

          C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company in any manner which might cause the borrowing or the application of such proceeds to violate the applicable requirements of Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

          SECTION 3.  CONDITIONS.

          3.1  CONDITIONS TO BRIDGE LOAN

          The obligation of the Lenders to make the Bridge Loan is subject to prior or concurrent satisfaction of each of the following conditions:

          A. On or before the Closing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received on behalf of the Lenders the following items, each of which shall be in form and substance satisfactory to the Administrative Agent and, unless otherwise noted, dated the Closing Date:

          1. a certified copy of the Company's, LMC's and Boyle Fleming's charter, together with a certificate of status, compliance, good standing or like certificate with respect to each such Person issued by the appropriate government officials of the jurisdiction of its incorporation and of each jurisdiction in which it owns any material assets or carries on any material business, each to be dated a recent date prior to the Closing Date;

          2. a copy of the Company's, LMC's and Boyle Fleming's bylaws, certified as of the Closing Date by its Secretary or one of its Assistant Secretaries;

          3. resolutions of the Company's, LMC's and Boyle Fleming's Board of Directors approving and authorizing the execution, delivery and performance of (to the extent any such Person is a party to) this Agreement, each of the other Loan Documents, the engagement and related letters of the Take-Out Banks and any other documents, instruments and certificates required to be executed in connection herewith and therewith and, in the case of the Company, approving and authorizing the execution, delivery and payment of the Notes and the issuance or incurrence of the Take-Out Notes and the Refinancing, each certified as of the Closing Date by its Secretary or one of its Assistant Secretaries as being in full force and effect without modification or amendment;

          4. signature and incumbency certificates of the Company's, LMC's and Boyle Fleming's officers executing this Agreement, the Bridge Notes and the other Loan Documents to which such Person is a party;

          5. originally executed copies of this Agreement and the Bridge Notes substantially in the form of EXHIBIT I annexed hereto executed in accordance with Section 2.1D drawn to the order of the Lenders and with appropriate insertions;

          6. an originally executed Notice of Borrowing substantially in the form of EXHIBIT III annexed hereto, signed by the President or a Vice President of the Company on behalf of the Company in writing delivered to the Administrative Agent;

          7. originally executed copies of one or more favorable written opinions of (I) Crouch & Hallet, counsel for the Company, substantially in the form of EXHIBIT VII annexed hereto and addressed to the Administrative Agent and the Lenders, (II) Robert A. Hurwich, counsel to LMC, substantially in the form of EXHIBIT VIII annexed hereto and addressed to the Administrative Agent and the Lenders, (III) Haynes and Boone, L.L.P., counsel to the Company, substantially in the form of EXHIBIT IX annexed hereto and addressed to the Administrative Agent and the Lenders and
     (IV) such other opinions of counsel as the Administrative Agent shall have reasonably requested and satisfactory to the Administrative Agent;

          8. a solvency certificate from the Company substantially in the form of EXHIBIT X annexed hereto;

          9. true and correct copies of each of the documents entered into in connection with the Refinancing, including executed copies of the New Alco Subordinated Notes, each of which documents shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent;

          10. (a)(i) an Officers' Certificate from the Company certifying that each of the Existing Central Products Credit Agreement, the Existing Brown Bridge Credit Agreement and the Existing Entoleter Credit Agreement is in full force and effect on the Closing Date and, except as provided below in this Section 3.1A(10), no term or condition thereof has been amended, modified or waived from the form most recently provided to the Administrative Agent prior to the Closing Date and (ii) an Officers' Certificate from the Company certifying that each of Central Products, Brown Bridge and Entoleter has performed or complied with all agreements and conditions contained in the Existing Central Products Credit Agreement, the Existing Brown Bridge Credit Agreement and the Existing Entoleter Credit Agreement, respectively and any agreements or documents referred to therein required to be performed or complied with by such party, and that no such party is in default in the performance or compliance with any of the terms or provisions thereof;

          (b) a true and correct copy of an amendment to the Existing Brown Bridge Credit Agreement, which amendment shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent, to (i) permit the Company to grant to the Collateral Agent, for the benefit of the Lenders, a second priority perfected security interest in the capital stock of Brown Bridge owned by the Company, and the existing pledgee of the capital stock of Brown Bridge under the Existing Brown Bridge Credit Agreement shall agree to hold such capital stock for the benefit of the Collateral Agent on a junior and subordinated basis, (ii) permit Brown Bridge to make payments to the Company with respect to Brown Bridge's allocable share of taxes payable by the Company and (iii) permit the payments of dividends to the Company on a basis satisfactory to the Administrative Agent;

          (c) a true and correct copy of an amendment to the Existing Central Products Credit Agreement, which amendment shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent, to permit Central Products to pay cash dividends to the Company, to Incur at least $5,000,000 of intercompany indebtedness that is owed to the Company, to permit the payment of interest and principal thereon by Central Products and to modify Section 6.2A of the Existing Central Products Credit Agreement in respect of Central Products' fiscal quarter ending March 31, 1996, in each case on a basis satisfactory to the Administrative Agent (it being understood, however, that the payment of such dividends, interest and principal may be subject to compliance with the financial covenants set forth in the Existing Central Products Credit Agreement as in effect on the Closing Date); and

          (d) a true and correct copy of an amendment to the Existing Entoleter Credit Agreement, which amendment shall be in form and substance satisfactory to the Administrative Agent, to (i) permit Entoleter to make payments to the Company with respect to Entoleter's allocable share of taxes payable by the Company and (ii) permit the Company to grant to the Collateral Agent, for the benefit of the Lenders, a second priority perfected security interest in the capital stock of Entoleter owned by the Company, and the existing pledgee of the capital stock of Entoleter under the Existing Entoleter Credit Agreement shall agree to hold such capital stock for the benefit of the Collateral Agent on a junior and subordinated basis;

          11. an executed copy of the amended 18% Subordinated Promissory Notes, each of which shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent;

          12. an executed copy of a letter from the Board of Directors of the Company (or a special committee thereof) concerning the continued engagement by the Company of Boyle Fleming, or Richard J. Boyle and Ned N. Fleming, III, which letter shall be in form and substance satisfactory to the Administrative Agent;

          13. an executed copy of (i) an Agreement made and entered into by and among the Company, Brown Bridge and K.C. Caldabaugh and (ii) an Agreement made and entered into by and between Lynch and LMC

     (collectively, the "BROWN BRIDGE SHAREHOLDER ROLL-UP AGREEMENT"), which Brown Bridge Shareholder Roll-Up Agreement shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent;

          14. an originally executed copy of the Pledge Agreement substantially in the form of EXHIBIT XI annexed hereto and the delivery to the Collateral Agent of the Pledged Securities referred to therein (to the extent required to be delivered on the Closing Date pursuant to the terms thereof);

          15. an originally executed copy of the Boyle Fleming Warrant Exercise Agreement substantially in the form of EXHIBIT XII annexed hereto;

          16. an originally executed copy of the Escrow Agreement substantially in the form of EXHIBIT XIII;

          17. an originally executed copy of the Fee Letter referred to in clause (ii) of the definition thereof;

          18. a true and correct copy of the Company's audited financial statements for its fiscal year ended December 31, 1995, which financial statements shall have been audited by Ernst & Young and shall be in form and substance satisfactory to the Administrative Agent; and

          19. an executed copy of a letter from Lynch addressed to the Company, Boyle Fleming, Richard J. Boyle, Ned N. Fleming, III, and Bankers Trust Company, as Administrative Agent, pursuant to which Lynch shall agree (i) to defer any accrued guarantee fees that may be due and owing by the Company to Lynch in respect of Lynch's guaranty of the Company's obligations under the Existing Alco Subordinated Notes issued by the Company until such time as all Obligations have been paid in full and (ii) that notwithstanding any agreements or arrangements to the contrary, Boyle Flemings, Richard J. Boyle and Ned N. Fleming, III may enter into and perform their respective obligation under the Boyle Fleming Warrant Exercise Agreement and the Pledge Agreement, which letter shall be in form and substance satisfactory to the Administrative Agent.

          B. On or before the Closing Date, all authorizations, consents and approvals necessary in connection with the transactions contemplated by the Loan Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect and all applicable waiting periods under Law shall have expired without any action being taken by any competent authority (including, without limitation, any Tribunal) which restrains, prevents or imposes materially adverse conditions upon the completion of the transactions contemplated by the Loan Documents and otherwise referred to herein or therein.

          C. On or before the Closing Date, the Company shall have paid to the Administrative Agent the fees (including legal fees and expenses) payable on the Closing Date pursuant to Section 2.4.

          D. On or before the Closing Date, the Company Lynch, LMC and Boyle Fleming shall have performed all agreements which this Agreement provides shall be performed on or before the Closing Date.

          E. Simultaneously with the making of the Bridge Loan by the Lenders, the Company shall have delivered to the Administrative Agent an Officers' Certificate from the Company in form and substance satisfactory to the Administrative Agent certifying that (i) the representations and warranties in
Section 4 and the representations and warranties in the other Loan Documents, in each case to the extent made by the Company are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, (ii) on or prior to the Closing Date, the Company has performed and complied with all covenants and conditions to be performed and observed by the Company on or prior to the Closing Date, (iii) no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by the Notice of Borrowing which would constitute an Event of Default or a Potential Event of Default and (iv) the Refinancing has been consummated in accordance with the documents delivered to the Administrative Agent on or prior to the Closing Date.

          F. Simultaneously with the making of the Bridge Loan by the Lenders, the Refinancing shall be consummated without the waiver of any conditions precedent thereto.

          G. Neither the Company nor any of its Subsidiaries shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Administrative Agent, has had or could reasonably be expected to have a Material Adverse Effect; there shall not have been, and nothing shall have occurred, which in the sole judgment of the Administrative Agent, has had or could reasonably be expected to have a Material Adverse Effect.

          H. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by the Notice of Borrowing which would constitute an Event of Default or a Potential Event of Default. All representations and warranties set forth herein, in the other Loan Documents and in the Boyle Fleming Warrant Exercise Agreement shall be true and correct in all material respects as though made on and as of the Closing Date.

          I. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain the Lenders from making the Bridge Loan.

          J. No Litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or which the Administrative Agent shall determine in its sole discretion could reasonably be expected to have a Material Adverse Effect.

          K. The making of the Bridge Loan in the manner contemplated in this Agreement shall not violate the applicable provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve Board or any other regulation of such Board.

          L. The Company shall have engaged one or more investment banks (collectively, the "TAKE-OUT BANKS") satisfactory to the Administrative Agent to publicly sell or privately place the Take-Out Notes. Such engagement shall have been definitively documented on terms and conditions satisfactory to the Administrative Agent, such documentation shall be in full force and effect and the parties thereto shall be in compliance with all agreements thereunder.

          M. There shall not have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of the banks in the United States or New York; (iii) either
(A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the sole judgement of the Administrative Agent, makes it impracticable or inadvisable to proceed with the consummation of the Refinancing or the Bridge Loan or any of the other transactions contemplated hereby including, without limitation, the issuance of the Take-Out Notes; or
(iv) in the case of any of the foregoing existing at the time hereof, a material acceleration or worsening thereof.

          N. The results of the Administrative Agent's financial, business, legal and accounting due diligence investigations shall be satisfactory in all respects to the Administrative Agent and the Administrative Agent shall have received any information reasonably necessary to conduct such due diligence.

          O. Boyle Fleming shall have exercised warrants to purchase shares of common stock of the Company pursuant to the Boyle Fleming Warrant Exercise Agreement resulting in net cash proceeds to the Company in an amount equal to the amount of the interest payment on the Bridge Loan that is due on each of July 15, 1996 and October 15, 1996, and the Company shall have deposited such cash proceeds in the Escrow Account pursuant to the Escrow Agreement.

          3.2  CONDITIONS TO TERM LOAN

          The obligation of the Lenders to make the Term Loan on the Conversion Date is subject to the prior or concurrent satisfaction or waiver of the following conditions precedent:

          A. The Administrative Agent shall have received in accordance with the provisions of Section 2.2B an originally executed Notice of Conversion.

          B. Neither the Company nor any of its Subsidiaries shall be subject to a Bankruptcy Order or a bankruptcy or other insolvency proceeding.

          C. No Event of Default or Potential Event of Default (whether matured or not) shall have occurred.

          D. On the Conversion Date, the Administrative Agent shall have received an Officers' Certificate from the Company dated the Conversion Date and satisfactory in form and substance to the Administrative Agent, to the effect that the conditions in this Section 3.2 are satisfied on and as of the Conversion Date.

          E. The Company shall have executed and delivered to the Administrative Agent on the Conversion Date for delivery to the Lenders Term Notes dated the Conversion Date substantially in the form of EXHIBIT II annexed hereto to evidence the Term Loan, in the principal amount of (which principal amount shall not exceed in the aggregate the aggregate principal amount of the Bridge Loan outstanding on the Conversion Date) the Term Loan and with other appropriate insertions.

          F.   The Company shall have paid any fees owing pursuant to
Section 2.4 in cash to the Administrative Agent, and the Company shall have entered into the Warrant Agreement referred to in the respective Fee Letter and shall have issued the Warrants required to be issued thereunder on or prior to the Conversion Date.

          G. The making of the Term Loan shall not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve Board or any other regulation of such Board.

          SECTION 4.  REPRESENTATIONS AND WARRANTIES.

          In order to induce the Lenders to enter into this Agreement and to make the Loans, the Company represents and warrants to the Lenders that, at the time of execution hereof and immediately after consummation of the Refinancing and the incurrence of the Loans, the following statements are true, correct and complete:

          4.1  ORGANIZATION AND GOOD STANDING; CAPITALIZATION

          (a) Each of the Company and each of its Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and each of its Subsidiaries has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which it is doing business, except where failure to be so qualified or in good standing, singly or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

          (b) All of the Subsidiaries of the Company as of the Closing Date are identified in SCHEDULE A annexed hereto. The capital stock of each of the Subsidiaries of the Company identified in SCHEDULE A annexed hereto is duly authorized, validly issued, fully paid and nonassessable.

          (c) As of the Closing Date, the authorized capital stock of the Company consists of 10,000,000 shares of common stock, no par value, of which 2,715,694 shares are issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable. The Company does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except as set forth in Schedule A annexed hereto.

          4.2  AUTHORIZATION AND POWER

          The Company has the corporate power and requisite authority, and has taken all corporate action necessary, to consummate the Refinancing and to execute, deliver and perform the Loan Documents to which it is a party and each other document and instrument to be delivered by it in connection with the Refinancing or otherwise referred to in Section 3 and to issue the Notes and the Take-Out Securities.

          4.3  NO CONFLICTS OR CONSENTS

          (a) The execution and delivery of the Loan Documents and each other document to be executed and delivered in connection with the Refinancing or otherwise referred to in Section 3, the consummation of each of the transactions herein or therein contemplated, the compliance with each of the terms and provisions hereof or thereof, and the issuance, delivery and performance of the Notes and the Take-Out Securities, do not and will not (i) violate any provision of any Law applicable to the Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of any of them or any order, judgment or decree of any court or other agency of government binding on any of them,
(ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of the Company or any its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any of the Company or any of its Subsidiaries (other than any Liens created under the Loan Documents), (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries except for (x) such approvals or consents which will be obtained on or before the Closing Date and (y) the approval of the Company's stockholders to amend the Company's Certificate of Incorporation to authorize a class a non-voting common stock in connection with the issuance of warrants to purchase shares of common stock of the Company as contemplated by the Fee Letters.

          (b) No consent, approval, authorization or order of any Tribunal or other Person is required in connection with the execution and delivery by the Company of the Loan Documents to which it is a party or any other document or instrument to be delivered by the Company in connection with the Refinancing or the consummation of the transactions contemplated hereby or thereby, other than any such consent, approval, authorization or order which has been obtained and remains in full force and effect.

          4.4  ENFORCEABLE OBLIGATIONS

          Each of the Loan Documents and each other document or instrument to be delivered by the Company in connection therewith and in connection with the Refinancing and the other transactions contemplated herein have been duly authorized; each of the Loan Documents and each such other document or instrument to be executed and delivered by the Company on or prior to the Closing Date have been duly executed and delivered by the Company; and each of the Loan Documents and each such other document or instrument to be executed and delivered by the Company on or prior to the Closing Date are, and each of the Loan Documents to be executed and delivered by the Company after the Closing Date will be, upon such execution and delivery, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.5  PROPERTIES; LIENS

          The Company and each Subsidiary of the Company have good, sufficient and legal title to all their respective properties and assets, and all properties held under lease by any of them are held under valid, subsisting and enforceable leases. Except as permitted by this Agreement, all such properties and assets owned or leased are so owned or leased free and clear of Liens except as permitted under Section 6.2.

          4.6  FINANCIAL CONDITION

          (a) The consolidated statements of financial condition of the Company and its Subsidiaries at December 31, 1995 and the related consolidated statements of income and cash flow and changes in shareholders' equity of the Company and its Subsidiaries for the fiscal year ended on such date, and furnished to the Administrative Agent prior to the Closing Date present fairly the financial condition of the Company and its Subsidiaries at the date of such statements of financial condition and the results of the operations of the Company and its Subsidiaries for the respective fiscal year. All such financial statements have been prepared in accordance with GAAP. Since December 31, 1995, there has been no Material Adverse Effect.

          (b) On and as of the Closing Date, after giving effect to the Refinancing and the Loans being incurred and Liens created by the Company in connection therewith, (i) the sum of the assets, at a fair valuation, of each of the Company on a stand-alone basis and the Company and its

Subsidiaries taken as a whole will exceed its debts; (ii) the Company on a stand-alone basis and the Company and its Subsidiaries taken as a whole has not incurred and does not intend to incur, and does not believe that they will incur, debts beyond its ability to pay such debts as such debts mature; and (iii) the Company on a stand-alone basis and the Company and its Subsidiaries taken as a whole will have sufficient capital with which to conduct its business. For purposes of this Section 4.6(b), "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          (c) Except as disclosed in the financial statements delivered pursuant to Section 4.6(a) in accordance with GAAP and as set forth on Schedule F annexed hereto, there were as of the Closing Date no liabilities or obligations with respect to the Company or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Company on a stand-alone basis or the Company and its Subsidiaries taken as a whole. As of the Closing Date, the Company does not know of any basis for the assertion against the Company or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in the financial statements delivered pursuant to Section 4.6(a) in accordance with GAAP or as disclosed on Schedule F annexed hereto which, either individually or in the aggregate, could reasonably be expected to be material to the Company or any of its Subsidiaries.

          4.7  FULL DISCLOSURE

          The financial projections (including, without limitation, the pro forma financial statements included therewith) furnished to the Administrative Agent by the Company are complete, were prepared by or under the direction of an officer of the Company and were prepared in good faith on the basis of information and assumptions that the Company believed to be fair, complete and reasonable as of the date of such information, and which assumptions are believed to be fair, complete and reasonable as of the date hereof. All other factual information heretofore or contemporaneously furnished by or on behalf of any Loan Party to the Administrative Agent or Lenders for purposes of or in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained herein or therein from being misleading. No fact is known, no condition exists nor has any event occurred which has not been disclosed herein or in any other document, certificate or statement furnished to the Administrative Agent or the Lenders for use in the transactions contemplated hereby which could, singly or in the aggregate, have a Material Adverse Effect.

          4.8  NO DEFAULT

          No event has occurred and is continuing which constitutes a Potential Event of Default or an Event of Default.

          4.9  COMPLIANCE WITH CONTRACTS, ETC.

          Neither the Company nor any of its Subsidiaries is in violation of (A) its Certificate or Articles of Incorporation, By-Laws or other organizational documents or (B) any applicable Law, except, with respect to this clause (B), for such violations that could not reasonably be expected to, singly or in the aggregate, have a Material Adverse Effect, or (C) any order, decree or judgment of any Tribunal having jurisdiction over any of them; and no event of default or event that but for the giving of notice or the lapse of time, or both, would constitute an event of default exists under any Contractual Obligation to which the Company or any Subsidiary of the Company is a party to or is otherwise subject to, except, with respect to this clause (C), for such violations that could not reasonably be expected to, singly or in the aggregate, have a Material Adverse Effect.

          4.10 NO LITIGATION

          There is no Litigation pending or, to the best knowledge of the Company after due investigation, threatened, by, against, or which may relate to or affect (a) any benefit plan or any fiduciary or administrator thereof, (b) the transactions contemplated by this Agreement, or (c) the Company or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are no outstanding injunctions or restraining orders prohibiting consummation of any of the transactions contemplated by the Loan Documents.

          4.11 USE OF PROCEEDS; MARGIN STOCK, ETC.

          The proceeds of the Bridge Loan will be used solely for the purposes specified herein. None of such proceeds will be used for the purpose of purchasing or carrying any Margin Stock within the meaning of the applicable provisions of Regulation G, T, U or X, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of the applicable provisions of Regulation G, T, U or X. Neither the Company nor any of its Subsidiaries has taken or will take any action which might cause any of the Loan Documents to violate the applicable provisions of Regulation G, T, U or X, or any other regulation of the Board of Governors of the Federal Reserve System or to violate
Section 8 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

          4.12 TAXES

          The Company and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority, all Federal, state and other material returns, statements, forms and reports for Taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of the Company and/or any of its Subsidiaries. The Returns accurately reflect all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby. The Company and each of its Subsidiaries have paid all Taxes payable by them other than Taxes which are not established, and other than those contested in good faith and for which reserves have been established in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Company, threatened by any authority regarding any Taxes relating to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the

Company or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Company or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Company nor any of its Subsidiaries has provided, with respect to themselves or property held by them, any consent under
Section 341 of the Code.

          4.13 ERISA

          Each Company Plan is in substantial compliance with ERISA and the Internal Revenue Code; no Reportable Event has occurred with respect to a Company Plan; no Company Plan is insolvent or in reorganization; the aggregate amount of Unfunded Current Liabilities under all Company Plans does not exceed $500,000; no Company Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of
Section 412 of the Internal Revenue Code; all contributions required to be made with respect to a Company Plan have been timely made; neither the Company nor any Subsidiary of the Company has incurred any material liability to or on account of a Company Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975
or 4980 of the Internal Revenue Code or expects to incur any material liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Company Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a likely risk to the Company or any Subsidiary of the Company of incurring a material liability to or on account of a Company Plan pursuant to the foregoing provisions of ERISA and the Internal Revenue Code; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Company and each of its Subsidiaries do not have any multiemployer plans (as defined in Section 4001(a)(3) of ERISA); no lien imposed under the Internal Revenue Code or ERISA on the assets of the Company or any Subsidiary of the Company exists or is likely to arise on account of any Company Plan; and the Company and each of its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability in excess of $1,500,000 in the aggregate.

          4.14 COMPLIANCE WITH LAW

          The Company and each of its Subsidiaries are in compliance with all Laws, except where the failure to comply, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          4.15 GOVERNMENT REGULATION

          Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or other Law which regulates the Incurring by the Company or any of its Subsidiaries of Indebtedness, including, but not limited to, Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

          4.16 PLEDGE AGREEMENT

          The security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Lenders under the Pledge Agreement constitute first priority perfected security interests in the Pledged Securities (or, in the case of the capital stock of Brown Bridge and Entoleter, second priority perfected security interests so long as the Existing Brown Bridge Credit Agreement or the Existing Entoleter Credit Agreements, as the case may be, is in effect), subject to no security interests of any other Person (other than in favor of the lenders under the Existing Brown Bridge Credit Agreement or the Existing Entoleter Credit Agreement, as the case may be). No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Securities and the proceeds thereof under the Pledge Agreement.

          4.17 INTELLECTUAL PROPERTY

          Each of the Company and each of its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

          4.18 ENVIRONMENTAL MATTERS

          (i) The operations of the Company and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply with all Environmental Laws;

          (ii) each of the Company and each of its Subsidiaries has obtained all Permits under Environmental Laws necessary to their respective operations, and all such Permits are in good standing, and each of the Company and each of its Subsidiaries is in compliance with all terms and conditions of such Permits;

          (iii)  neither the Company nor any of its Subsidiaries has received
     (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or
     (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or comparable state laws and, to the best of the Company's knowledge, none of the operations of the Company or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location;

          (iv) none of the operations of the Company or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws;

          (v) neither the Company nor any of its Subsidiaries or any of their respective Facilities or operations are subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims;

          (vi) neither the Company nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Materials by the Company or any of its Subsidiaries;

          (vii) neither the Company nor any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any Facility, and neither the Company nor any of its Subsidiaries' operations involves the generation, transaction, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent other than in compliance with all Environmental Laws;

          (viii) no Hazardous Materials exist on, under or about any Facility in a manner that has a reasonable possibility of giving rise to an Environmental Claim, and neither the Company nor any of its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim;

          (ix) neither the Company nor any of its Subsidiaries has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim; and

          (x) no unpermitted underground storage tanks or surface impoundments are on or at any Facility.

Notwithstanding anything to the contrary in this Section 4.18, the representations made in this Section 4.18 shall only be untrue if the effect of any such failures and noncompliances of the types described above, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          4.19 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          Subject to Section 9.9, all representations and warranties in the Loan Documents shall survive delivery of the Bridge Notes and the Term Notes and the making of the Bridge Loan and the Term Loan and the repayment of all Obligations.

          4.20 PERMITS

          Each of the Company and each of its Subsidiaries have such certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances that are material to the condition (financial or otherwise), business, properties, operations or prospects of the

Company or the Company and its Subsidiaries taken as a whole ("PERMITS"), and are in compliance in all material respects with all applicable Laws of all Tribunals as are necessary to own, lease or operate their respective properties and to conduct their businesses in the manner as presently conducted, and all such Permits are valid and in full force and effect. Each of the Company and each of its Subsidiaries are in compliance in all material respects with their respective obligations under such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Permits, except for any such revocation or termination as could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.21 INSURANCE

          Each of the Company and each of its Subsidiaries carry or are entitled to the benefits of insurance (including self-insurance) in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar businesses, and all such insurance is in full force and effect.

          4.22 LABOR MATTERS

          Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries and (iii) to the best knowledge of the Company, no union representation question existing with respect to the employees of the Company or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

          4.23 INDEBTEDNESS; ETC.

          (a) SCHEDULE B sets forth a true and complete list of all Indebtedness and Contingent Obligations of the Company and its Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect thereto (excluding the Obligations, such Indebtedness, the "EXISTING INDEBTEDNESS," and such Contingent Obligations, the "EXISTING CONTINGENT OBLIGATIONS"), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

          (b) The subordination provisions contained in the 18% Subordinated Promissory Notes and in the New Alco Subordinated Notes are enforceable against the Company and the respective holders of such notes, and all Obligations are within the definition of "Senior Indebtedness" included in such subordination provisions.

          4.24 TAKE-OUT NOTES

          The Company shall, on the date it executes and delivers Take-Out Notes and the indenture governing the Take-Out Notes, have the full corporate power, authority and capacity to do so and to perform all of its obligations to be performed thereunder; all corporate and other acts, conditions and things required to be done and performed or to have occurred prior to such execution and delivery to constitute them as valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms shall have been done and performed and shall have occurred in due compliance with all applicable Laws; on the date of such execution and delivery by the Company, the Take-Out Notes and the indenture governing the Take-Out Notes shall constitute legal, valid, binding and unconditional obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          4.25 BROKER'S OR FINDER'S FEES

          Except as disclosed on SCHEDULE E annexed hereto, no broker's or finder's fees or commissions will be payable by the Company with respect to any transaction contemplated hereby, and no similar fees or commissions will be payable by the Company for any other services rendered to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby and thereby. The Company represents, warrants, covenants and agrees that the Company will indemnify the Lenders and the Administrative Agent against, and hold each of them completely harmless from and against, any and all claims, demands or liabilities for broker's or finder's fees or similar fees or commissions asserted to have been incurred in connection with any of the transactions contemplated hereby.

          SECTION 5.  AFFIRMATIVE COVENANTS.

          The Company covenants and agrees that, until the Loans and the Notes and all other obligations have been paid in full, the Company will perform all covenants in this Section 5 required to be performed by it:

          5.1  FINANCIAL STATEMENTS AND OTHER REPORTS

          The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. The Company will deliver, as applicable, to each Lender and the Administrative Agent:

          (i) within 30 days after the end of each fiscal month of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and retained earnings for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such month, in each case setting forth comparative figures for the corresponding month in the prior fiscal year and the budgeted figures for such month as set forth in the respective budget delivered pursuant to Section 5.1(v);

          (ii) within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Company, the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and consolidated statements of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, all of which shall be certified by the Chief Financial Officer or Treasurer of the Company, subject to normal year-end audit adjustments;

          (iii) within 90 days after the close of each fiscal year of the Company, the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified (x) in the case of the consolidated financial statements, by Ernst & Young or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Company and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof and (y) in the case of the consolidating financial statements, by the Chief Financial Officer or Treasurer of the Company;

          (iv) together with each delivery of financial statements pursuant to clauses (ii) and (iii) above, (a) an Officers' Certificate of the Company, stating that the signers have reviewed the terms of this Agreement and the Notes and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or a Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance (as determined in accordance with GAAP) during and at the end of such accounting periods with the restrictions contained in Sections 5.15, 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.9, 6.10 and 6.16;

          (v) no later than the commencement of the first day of each fiscal year of the Company (commencing with the fiscal year beginning January 1, 1997), a budget in form satisfactory to the Administrative Agent (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by the Company for (x) each of the twelve months of such fiscal year prepared in detail and (y) each of the two years immediately following such fiscal year prepared in summary form, in each case, of the Company and its Subsidiaries on a consolidated basis and of the Company and each of its Subsidiaries on a consolidating basis, accompanied by the statement of the Chief Financial Officer of the Company to the effect that, to the best of such officer's knowledge, the budget is a reasonable estimate for the period covered thereby;

          (vi) promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Company or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

          (vii) promptly upon the sending or filing thereof, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company,
     (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries;

          (viii)  promptly upon any officer of the Company obtaining knowledge
     (a) of any condition or event which constitutes an Event of Default or a Potential Event of Default, or becoming aware that any Lender or the Administrative Agent has given any notice or taken any other action with respect to a claimed Event of Default or a Potential Event of Default, (b) that any Person has given any notice to the Company or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition which might result in an Event of Default referred to in
     Section 7.2, (c) of any condition or event which would be required to be disclosed in a current report filed with the Commission on Form 8-K whether or not the Company is required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate of the Company specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

          (ix)  promptly upon any officer of the Company obtaining knowledge of
     (X) the institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries (collectively, "PROCEEDINGS") or (Y) any material development in any Proceeding that, in any case:

               (1) if adversely determined, could reasonably be expected to give rise to a Material Adverse Effect; or

               (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement and the other Loan Documents;

     written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters;

          (x) as soon as practicable after the last day of each fiscal year of the Company, a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Company and its Subsidiaries all material insurance coverage planned to be maintained by such Persons in the subsequent fiscal year;

          (xi) promptly upon its becoming available, one copy of each report sent by the Company or any of its Subsidiaries to any Tribunal pursuant to any Environmental Law, and notice to each Lender, in writing, promptly upon the Company's learning that the Company or any of its Subsidiaries has received notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which could reasonably be excepted to have, individually or in the aggregate, a Material Adverse Effect, (y) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment which might have, individually or in the aggregate, a Material Adverse Effect or which release the Company or any of its Subsidiaries would have a duty to report to a Tribunal under an Environmental Law, or (z) the existence of any Environmental Lien on any properties or assets of any Guarantor, the Company or any of the its Subsidiaries;

          (xii) promptly after the availability thereof, copies of all amendments to the Certificate or

     Articles of Incorporation or By-laws of the Company or any of its Subsidiaries;

          (xiii) while any of the Notes remain outstanding, upon request of any holder of Notes, the information specified in Rule 144A(d)(4) under the Securities Act of 1933, as amended, unless the Company is then subject to
     Section 13 or 15(d) of the Exchange Act; and

          (xiv) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries or any of their respective property, business or assets as from time to time may be reasonably requested by the Administrative Agent or any Lender.

          5.2  CORPORATE EXISTENCE, ETC.

          The Company will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; PROVIDED, HOWEVER, that nothing in this Section 5.2 shall prevent (i) sales of assets in accordance with Section 6.6 or (ii) the withdrawal by the Company or any of the its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a Material Adverse Effect.

          5.3  PAYMENT OF TAXES AND CLAIMS; Tax CONSOLIDATION

          The Company will, and will cause each of its Subsidiaries to, pay all Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property, in each case on a timely basis, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets prior to the time when any penalty or fine shall be incurred with respect thereto, PROVIDED, HOWEVER, that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          5.4  MAINTENANCE OF PROPERTIES; INSURANCE

          The Company will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Subsidiaries and from time to time promptly will make or cause to be made all necessary repairs, renewals and replacements thereof. The Company will maintain or cause to be maintained, with financially sound and reputable insurers or with self insurance programs, in each case to the extent consistent with prudent business practices and customary in their respective industries, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds (including, in any event, business interruption insurance) and in the amounts customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses and owning similar properties in the same general areas in which the Company or any of its Subsidiaries, as the case may be, operates.

          5.5  INSPECTION

          The Company will permit any authorized representatives designated by the Administrative Agent or the Lenders to visit and inspect any of the properties of the Company or its Subsidiaries, including, without limitation, its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

          5.6  COMPLIANCE WITH LAWS, ETC.

          The Company will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable Laws of any Tribunal, noncompliance with which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          5.7  MAINTENANCE OF ACCURATE RECORDS, ETC.

          The Company will keep, and will cause each of its Subsidiaries to keep, true books and records and accounts in which full and correct entries will be made of all its respective business transactions, and will reflect, and cause each of its Subsidiaries to reflect, in its respective financial statements adequate accruals and appropriations to reserves.

          5.8  TAKE-OUT FINANCING

          A. The Company will take any and every action necessary or desirable, to the extent within the power of the Company, so that the Take-Out Banks can, as soon as practicable after the Closing Date, publicly sell or privately place Take-Out Notes.

          B. The Company agrees that upon demand of the Take-Out Banks or the Required Lenders, at any time and from time to time following the Closing Date and prior to the Conversion Date, the Company will cause the issuance and sale of Take-Out Notes; PROVIDED that (i) the interest rate thereon shall be determined by the Take-Out Banks, in light of the then prevailing market conditions and market rates, but in no event shall the annual interest rate on the Take-Out Notes exceed 16%; (ii) in the event that the transactions contemplated by the Brown Bridge Shareholder Roll-Up Agreement are not consummated by the time that the Take-Out Notes are sold or issued, the Take-Out Banks shall have the right to request that the Company issue to the prospective holders of such Take-Out Notes, and upon such request the Company agrees to issue to such prospective holders, common equity of the Company (or warrants to purchase common equity of the Company) on a basis reasonably satisfactory to the Take-Out Banks but only to the extent that the Take-Out Banks have reasonably determined that the issuance of such equity is necessary to effect the sale or issuance of the Take-Out Notes; (iii) the Take-Out Banks shall determine whether the Take-Out Notes shall be issued through a public offering or a private placement and, if issued in a private placement, the Take-Out Notes will be accompanied by customary registration rights; (iv) in no event will the Take-Out Notes have terms and conditions that are more restrictive in any material respect than those terms and conditions set forth in this Agreement; and (v) in no event will the Company be required to sell more than $110,000,000 aggregate principal amount of Take-Out Notes pursuant to this Section 5.8B.

          5.9  ERISA COMPLIANCE

          As soon as possible and, in any event, within 10 days after the Company or any Subsidiary of the Company knows or has reason to know of the occurrence of any of the following, the Company will deliver to each of the Lenders a certificate of the chief financial officer of the Company setting forth details as to such occurrence and the action, if any, that the Company or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, such Subsidiary, the PBGC, a Company Plan participant or the Company Plan administrator with respect thereto: that a Reportable Event has occurred with respect to a Company Plan; that an accumulated funding deficiency has been incurred or an application could reasonably be expected to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to a Company Plan; that a contribution required to be made to a Company Plan has not been timely made; that a Company Plan has been or could reasonably be expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Company Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Internal Revenue Code; that proceedings could reasonably be expected to or have been instituted to terminate or appoint a trustee to administer a Company Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Company Plan; that the Company or any Subsidiary of the Company will or could reasonably be expected to incur any accrued post-retirement benefit material liability (including any material contingent or secondary liability) to or on account of the termination of or withdrawal from a Company Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Company
Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Internal Revenue Code or Section 409 or 502(i) or 502(l) of ERISA; or that the Company or any Subsidiary of the Company may incur any accrued post-retirement benefit liability in excess of $100,000 in the aggregate pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by

Section 601 of ERISA) or any employee pension benefit plan (as defined in
Section 3(2) of ERISA)). The Company will deliver to each of the Lenders a complete copy of the annual report (Form 5500) of each Company Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any material notices received by the Company or any Subsidiary of the Company with respect to any Company Plan shall be delivered to the Lenders no later than 10 days after the date such report has been filed with the Internal Revenue Service or such notice has been received by the Company or any Subsidiary of the Company, as applicable.

          5.10 PAYMENTS IN U.S. DOLLARS

          All payments of any Obligations to be made hereunder or under the Notes by the Company, or any other obligor with respect thereto, shall be made solely in Dollars or, to the extent permitted herein, PIK Interest Amounts, or such other currency as is then legal tender for public and private debts in the United States of America.

          5.11 REGISTER

          The Company hereby designates the Administrative Agent to serve as the Company's agent, solely for purposes of this Section 5.11, to maintain a register (the "REGISTER") on which it will record the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Company's obligations in respect of such Loans. With respect to any Lenders, the transfer of the Loan Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loan Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Loan Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loan Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the receipt by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 9.2A. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes of the same type and in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Company agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 5.11.

          5.12 LENDERS MEETING

          The Company will participate in a meeting with the Lenders once during each fiscal year to be held at a location and a time selected by the Company and reasonably satisfactory to the Required Lenders.

          5.13 END OF FISCAL YEARS; FISCAL QUARTERS

          The Company will cause (i) each of its, and each of its Subsidiaries', fiscal years to end on December 31, and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on March 31, June 30, September 30 and December 31.

          5.14 PERFORMANCE OF OBLIGATIONS

          The Company will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.15 INCORPORATION BY REFERENCE

          The Company will cause each of Brown Bridge, Central Products and Entoleter to comply with each of the covenants contained in Sections 11(a) through 11(c) of the Existing Brown Bridge Credit Agreement, Sections 6.2 through 6.5 of the Existing Central Products Credit

Agreement and Sections 11(a) through 11(c) of the Existing Entoleter Credit Agreement, respectively, which Sections, together with all definitions in the Existing Brown Bridge Credit Agreement, in the Existing Central Products Credit Agreement and in the Existing Entoleter Credit Agreement applicable to such Sections, are hereby incorporated by reference as if set forth herein in their entirety (in each case as such Sections and definitions are in effect on the Closing Date and without giving effect to any changes thereto after the Closing Date, whether or not such changes are permitted by this Agreement).

          5.16 ADDITIONAL SECURITY; FURTHER ASSURANCES; ETC.

          (a) (i) At the request of the Administrative Agent or the Required Lenders, the Company will, at its own expense, grant to the Collateral Agent, for the benefit of the Lenders, security interests and mortgages in such assets and properties of the Company as are not covered by the Pledge Agreement or as may be requested from time to time by the Administrative Agent or the Required Lenders (the "Additional Security Documents"). Such security interests and mortgages shall be granted pursuant to documentation satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons and subject to no other Liens, except such Liens as are permitted by
Section 6.2. The Additional Security Documents or other instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the Lenders, required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

          (b) The Company will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, appraisals, reports and other assurances or instruments and take such further steps relating to the collateral covered by the Pledge Agreement or any of the Additional Security Documents as the Collateral Agent may reasonably require. Furthermore, the Company shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be requested by the Administrative Agent to assure themselves that this Section 5.16 has been complied with.

          (c) The Company agrees that each action required by this Section 5.16 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders.

          5.17  BUTLER WAREHOUSE

          On or prior to April 30, 1996, the Company shall have consummated the purchase of the Butler Warehouse from Alco (or a Subsidiary thereof) and the Company shall have good, sufficient and legal title to the Butler Warehouse free and clear of all Liens except for Liens of the type described in clauses (iii) and (viii) of the definition of Permitted Encumbrances contained in Section 1.

          5.18  DIVIDENDS AND INTERCOMPANY LOAN PAYMENTS

          The Company shall cause (i) each of Brown Bridge and Central Products to pay dividends to the Company and (ii) Central Products to make payments to the Company in respect of the $5,000,000 intercompany loan referred to in
Section 3.1A(10)(c), in each case to the maximum extent permitted by the Existing Brown Bridge Credit Agreement and the Existing Central Products Credit Agreement, as the case may be.

          5.19  AUDITED FINANCIALS

          Within 15 days following the Closing Date, the Company shall deliver a copy of its audited financial statements for its fiscal year ended December 31, 1995, together with a revised audit opinion of Ernst & Young, which opinion shall not contain any qualifications.

          SECTION 6.  NEGATIVE COVENANTS.

          The Company covenants and agrees that until the Loans and the Notes and all other Obligations have been paid in full, the Company will fully and timely perform all covenants in this Section 6.

          6.1  INDEBTEDNESS

          The Company will not, nor will it permit any of its Subsidiaries, directly or indirectly, to Incur, or remain or become directly or indirectly liable with respect to, any Indebtedness, except for the following:

          (i) the Company may become and remain liable with respect to the Obligations;

          (ii) Existing Indebtedness to the extent the same is listed on SCHEDULE B annexed hereto, and any refinancings or renewals thereof so long as (i) the aggregate principal amount thereof does not exceed the sum of
     (1) the outstanding principal amount of the Existing Indebtedness to be refinanced or renewed at the time of such refinancing or renewal plus (2) the aggregate amount of any unutilized commitments to make revolving loans in respect of such Existing Indebtedness at such time, (ii) the final maturity date and the interim amortization payments (and the principal amounts of such interim amortization payments) occur no earlier than (and are in amounts no greater than) those respective dates (and amounts) set forth in the Existing Indebtedness to be refinanced or renewed, (iii) the interest rate is no greater than the interest rate on the Existing Indebtedness to be refinanced or renewed, (iv) any such refinancing or renewal does not encumber any additional assets or properties of the Company or the Subsidiary thereof that incurred such Existing Indebtedness and (v) all of the other terms and conditions thereof (including, without limitation, covenants and events of default) are no more restrictive on the Company or any of its Subsidiaries, or less favorable to the Lenders, in each case than those terms and conditions contained in the Existing Indebtedness to be refinanced or renewed;

          (iii) Indebtedness of the Company's Subsidiaries evidenced by Capitalized Lease Obligations to the extent permitted pursuant to Section 6.9, provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations permitted by this clause (iii) exceed $2,020,000 at any time outstanding;

          (iv) Indebtedness of the Company's Subsidiaries subject to Liens permitted under Section 6.2(iv);

          (v) intercompany Indebtedness among the Company and its Subsidiaries to the extent provided in Section 6.4(iii);

          (vi) the Company may Incur and remain liable with respect to the Take-Out Securities; and

          (vii) the Company and the its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by Section 6.5 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished.

          6.2  LIENS

          The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or of any of its Subsidiaries, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except for the following:

          (i)  Permitted Encumbrances;

          (ii) Liens created pursuant to the Loan Documents;

         (iii) Liens upon assets subject to Capitalized Lease Obligations to the extent permitted by Section 6.1(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of any Subsidiary of the Company; and

          (iv) Liens placed upon equipment or machinery used in the ordinary course of business of the Company's Subsidiaries at the time of acquisition thereof by such Subsidiary or within 60 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, provided that (x) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this clause (iv) shall not at any time exceed $725,000 and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of such Subsidiary.

          6.3  RESTRICTED PAYMENTS

          The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in non-redeemable Common Stock of such Person) on its shares of Capital Stock, whether outstanding on the date hereof or hereafter, to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any of its Capital Stock, or any warrants, rights or options to acquire shares of any class of such Capital Stock, (c) make any principal, interest or other payment on, purchase, defease, redeem, repay, prepay, or otherwise acquire or retire for value, any New Alco Subordinated Note or any 18% Subordinated Promissory Note, (d) make any payment, distribution or advance whatsoever to Lynch, LMC or any Affiliate or Subsidiary thereof (other than a Subsidiary of the Company but only to the extent otherwise permitted by this Agreement) or (e) make any Investment in any Person (any such dividend, distribution, purchase, redemption, acquisition, retirement, defeasance, prepayment, payment, advance or Investment set forth in clauses (a),
(b), (c) (d) and (e) above a "RESTRICTED PAYMENT") except for the following:

          (i) any Subsidiary of the Company may pay cash dividends to its shareholders generally so long as the Company or the respective Subsidiary which owns the equity interest or interests in the Subsidiary paying such dividends receives at least its proportions share thereof (based upon its relative holdings of capital stock or other equity interests in the Subsidiary paying such dividends);

          (ii) Investments may be made to the extent permitted by Section 6.4;

          (iii) the Company may issue shares of its non-redeemable Common Stock to satisfy its obligations under the two Put Option Agreements, each dated as of September 16, 1994, by and among the Company, Brown Bridge and the respective holder named therein; and

          (iv) the Company may capitalize the regularly scheduled interest payments on the New Alco Subordinated Notes and add the same to the principal amount of the New Alco Subordinated Notes in accordance with the terms thereof, and the Company may issue shares of its common stock to Alco upon conversion of all or any portion of the principal or interest on the New Alco Subordinated Notes issued by the Company in accordance with the terms thereof, and in each case subject to the subordination provisions thereof;

          (v) the Company may make certain payments to the minority stockholders of Brown Bridge in connection with the consummation of the transactions contemplated by the Brown Bridge Shareholder Roll-Up Agreement so long as the amount of such payments and the final form of the documentation with respect to the transactions contemplated thereby are in form and substance satisfactory to the Required Lenders;

          (vi) payments to Lynch and Boyle Fleming shall be permitted to the extent specifically permitted by clauses (iii) and (iv) of Section 6.10; and

          (vii) so long as no Event of Default exists and otherwise subject to the subordination provisions thereof, the Company may make cash interest payments on each 18% Subordinated Promissory Note in an amount not to exceed for any year that amount which equals the respective holder's reasonable good faith estimate of its federal income tax liabilities for the immediately preceding year arising from such holder's right to receive interest on the outstanding balance of such 18% Subordinated Promissory Note.

          6.4  INVESTMENTS; JOINT VENTURES

          The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except for the following:

          (i) the Company and its Subsidiaries may acquire and hold Cash Equivalents;

          (ii) the Company and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date described on SCHEDULE D annexed hereto, provided that any additional Investments with respect thereto made on or after the Closing Date shall only be permitted to the extent allowed to be made pursuant to another clause of this Section 6.4;

          (iii) (x) on the Closing Date, Central Products may issue a $5,000,000 intercompany note to the Company in consideration for the Company assuming Central Products' obligations under the Existing Alco Subordinated Note issued by Central Products, and (y) Subsidiaries of the Company may make intercompany loans to one another and to the Company, provided that any such intercompany loans made to the Company pursuant to this clause (iii) shall be subject to the subordination provisions set forth in EXHIBIT XIV annexed hereto;

          (iv) the Company and its Subsidiaries may own Investments received in connection with the bankruptcy of suppliers and customers or received pursuant to a plan of reorganization of any supplier or customer, in each case in settlement of delinquent obligations or disputes with such suppliers or customers; and

          (v) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, Subsidiaries of the Company may make loans to their respective employees in the ordinary course of business, PROVIDED that the aggregate amount of all such loans (determined without regard to any write-downs or write-offs thereof) shall not exceed $200,000 at any time outstanding.

          6.5  CONTINGENT OBLIGATIONS

          The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except that the Company and its Subsidiaries may remain liable with respect to Existing Contingent Obligations described in SCHEDULE B annexed hereto.

          6.6  PURCHASE OR SALE OF ASSETS, ETC.

          The Company will not, nor will it permit any of its Subsidiaries to, convey, sell, lease or otherwise dis-pose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

          (i) Capital Expenditures shall be permitted to the extent not in violation of Section 6.9;

          (ii) Subsidiaries of the Company may, in the ordinary course of business, (x) sell, lease or otherwise dispose of any equipment or materials which, in the reasonable judgment of such Person, are no longer useful in the conduct of such Person's business, provided that the aggregate amount of all proceeds received from such sales or other dispositions shall not exceed $300,000 in any fiscal year of the Company and (y) sell additional equipment, materials or other assets (other than capital stock of any Subsidiary), provided that the aggregate amount of proceeds received from such sales or dispositions shall not exceed $500,000 in any fiscal year of the Company

          (iii)  Investments may be made to the extent permitted by Section 6.4;

          (iv) Subsidiaries of the Company may lease (as lessee) real or personal property to the extent permitted by Section 6.16 (so long as any such lease does not create a Capitalized Lease Obligation);

          (v) the Company and its Subsidiaries may make sales of inventory in the ordinary course of business; and

          (vi) Entoleter may sell or discount, in each case without recourse, up to $200,000 in the aggregate of foreign accounts receivable arising in the ordinary course of business.

          6.7  RESTRICTION ON FUNDAMENTAL CHANGES

          The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, or series of related transactions, of merger, amalgamation, consolidation or combination, or consolidate, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).

          6.8 LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

          The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, such Subsidiary's profits; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or to any Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or to any Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (i) the Loan Documents; (ii) applicable Law; (iii) any Existing Indebtedness pertaining to a Subsidiary of the Company; (iv) restrictions on the transfer of any asset subject to a Lien permitted by the Loan Documents; and (v) customary non-assignment provisions of any lease governing a leasehold interest of any Subsidiary of the Company.

          6.9  CAPITAL EXPENDITURES

          The Company will not, nor will it permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) Subsidiaries of the Company may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed (x) $4,750,000 in each of the Company's fiscal years ending December 31, 1996 and December 31, 1997 or (y) $3,750,000 in each of the Company's fiscal years thereafter and (ii) Brown Bridge may make additional Capital Expenditures in an aggregate amount not to exceed $4,100,000 to purchase a new silicone coating equipment line to be installed in its plant located at 30 Maybill Drive, Troy, Ohio, so long as at least $2,500,000 of such Capital Expenditures are financed through the incurrence by Brown Bridge of loans under the Existing Brown Bridge Credit Agreement.

          6.10 TRANSACTIONS WITH AFFILIATES

          The Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Company or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Company or such Subsidiary as would reasonably be obtained by the Company or such Subsidiary at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that (i) Restricted Payments may be made to the extent provided in
Section 6.3, (ii) loans may be made and other transactions may be entered into by the Company and its Subsidiaries to the extent permitted by Sections 6.1 and 6.4, (iii) the Company may enter into the Boyle Fleming Management Agreement,
(iv) so long as no Potential Event of Default or Event of Default then exists, the Company may pay a management fee to Lynch in an aggregate amount not to exceed $100,000 per year payable in equal monthly installments, (v) the Company may perform its obligations in respect of the transactions contemplated by the Brown Bridge Shareholder Roll-Up Agreement so long as the final documentation therefor, and all of the terms and conditions thereof, are in form and substance satisfactory to the Required Lenders, (vi) the Company may issue shares of its Common Stock to the extent permitted by Section 6.1(iii), (vii) Subsidiaries of the Company may pay management and other fees to the Company and may make payments to the Company in respect of such Subsidiaries' allocable share of the Company's tax liabilities and (viii) the Company may make payments to Lynch pursuant to the existing Tax Allocation Agreement among Lynch and its Consolidated Subsidiaries in respect of Lynch's tax liabilities for years 1994 and 1995 so long as the Company receives from each of its Subsidiaries such Subsidiaries' allocable share of such tax liabilities.

          6.11 LIMITATION ON ISSUANCE OF CAPITAL STOCK

          (a) The Company will not, nor will it permit any of its Subsidiaries to, issue (i) any class of Preferred Stock or (ii) any class of redeemable (except at the sole option of the Company or such Subsidiary) Common Stock.

          (b) The Company will not permit any of its Subsidiaries to issue any Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Capital Stock, except (i) for transfers and replacements of then outstanding shares of Capital Stock, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of the Company or any of its Subsidiaries in any class of the Capital Stock of such Subsidiary, and (iii) to qualify directors to the extent required by applicable law.

          6.12 BUSINESS

          The Company will not, nor will it permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than the business in which the Company and its Subsidiaries are engaged on the Closing Date and reasonable extensions thereof.

          6.13 AMENDMENTS OR WAIVERS OF CERTAIN DOCUMENTS

          The Company will not, nor will it permit any of its Subsidiaries to,
(i) amend, modify or change, or permit the amendment, modification or change of, any provision of any New Alco Subordinated Note, any 18% Subordinated Promissory Note, the Existing Brown Bridge Credit Agreement, the Existing Central Products Credit Agreement, the Existing Entoleter Credit Agreement except as otherwise required pursuant to Section 3A and except for amendments, modifications or changes to the covenants and/or defaults in the Existing Brown Bridge Credit Agreement, the Existing Central Products Credit Agreement or the Existing Entoleter Credit Agreement in each case so long as the effect thereof is to make the covenants and/or defaults less stringent or restrictive as applied to the respective Subsidiary of the Company, (ii) enter into any new tax sharing or tax allocation agreement except for any such agreement among the Company and its Subsidiaries on terms acceptable to the Administrative Agent, (iii) amend, modify or change the Boyle Fleming Management Agreement in any manner that is adverse to the interests of the Banks in any material respect or (iv) amend, modify or change the Brown Bridge Shareholder Roll-Up Agreement.

          6.14 AMENDMENTS TO CHARTER DOCUMENTS

          The Company will not, nor will it permit any of its Subsidiaries to, amend its Certificate or Articles of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or Bylaws other than any such amendments or modifications that are not in any way adverse to the interests of the Lenders.

          6.15 REFINANCING OF THE LOANS IN PART

          The Company will not, nor will it cause or permit any of its Subsidiaries to, Incur any Take-Out Securities to refinance the Loans in part unless the terms, conditions, covenants, events of default and other provisions in respect of the instruments evidencing such Take-Out Securities shall have been approved in writing by the Required Lenders prior to the Incurrence thereof.

          6.16 LEASES

          The Company will not permit the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) made by the Company and its Subsidiaries on a consolidated basis under any agreement to rent or lease any real or personal property (or any extension or renewal thereof) (excluding Capitalized Lease Obligations) to exceed $1,300,000 for any fiscal year of the Company.

          6.17 CREATION OF SUBSIDIARIES

          The Company will not, nor will it permit any of its Subsidiaries to, establish, create or acquire any new Subsidiary.

          SECTION 7.  EVENTS OF DEFAULT.

          If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur and be continuing:

          7.1  FAILURE TO MAKE PAYMENTS WHEN DUE

          Failure to pay any installment of principal of the Loans when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any interest on the Loans or any other amount due under this Agreement, the other Loan Documents or the Fee Letters within three days after the date due; or

          7.2  DEFAULT IN OTHER AGREEMENTS

          (i) The Company or any Subsidiary of the Company shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Company or any Subsidiary of the Company shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Potential Event of Default or an Event of Default under this Section 7.2 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $1,000,000; or

          7.3  BREACH OF CERTAIN COVENANTS

          Failure by the Company to perform or comply with any covenant, term or condition contained in (x) Section 2.5A(iv), 5.1(viii), 5.2, 5.13, 5.15, 5.16 or
5.18 or Section 6 or (y) in any Fee Letter; or

          7.4  BREACH OF WARRANTY

          Any representation, warranty or certification made by the Company, LMC or Boyle Fleming in any Loan Document to which they are a party or in any statement or certificate at any time given by the Company in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or incorrect in any material respect on the date as of which made or deemed made; or

          7.5  OTHER DEFAULTS UNDER AGREEMENT OR LOAN DOCUMENTS


          The Company, LMC or Boyle Fleming shall default in the performance of or compliance with any covenant, term or condition contained in this Agreement or the other Loan Documents to which they are a party to (other than those covered by Sections 7.1, 7.3 or 7.4) and such default shall not have been remedied or waived in accordance with this Agreement within 30 days after the date of written notice from the Administrative Agent or the holder or holders of not less than 25% in aggregate principal amount of the Loans then outstanding of such default; or

          7.6  INVOLUNTARY BANKRUPTCY; APPOINTMENT OF CUSTODIAN, ETC.


          A court of competent jurisdiction enters a Bankruptcy Order under any Bankruptcy Law that:

          (A) is for relief against the Company or any Subsidiary of the Company in an involuntary case or proceeding, or

          (B) appoints a Custodian of the Company or any Subsidiary of the Company for all or substantially all of its properties, or

          (C) orders the liquidation of the Company or any Subsidiary of the Company,

and in each case the order or decree remains unstayed and in effect for 60 days; or

          7.7  VOLUNTARY BANKRUPTCY; APPOINTMENT OF CUSTODIAN, ETC.


          The Company or any Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law:

          (A)  commences a voluntary case or proceeding, or

          (B) consents to the entry of a Bankruptcy Order for relief against it in an involuntary case or proceeding, or

          (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

          (D) makes a general assignment for the benefit of its creditors or files a proposal or scheme of arrangement involving the rescheduling or composition of its indebtedness, or

          (E)  consents to the filing of a petition in bankruptcy, or

          (F) shall generally not pay its debts when such debts become due or shall admit in writing its inability to pay its debts generally; or

          7.8  JUDGMENTS AND ATTACHMENTS

          One or more judgments or decrees shall be entered against the Company or any Subsidiary of the Company involving in the aggregate for all such Persons a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $1,000,000; or

          7.9  DISSOLUTION

          Any order, judgment or decree shall be entered against the Company or any Subsidiary of the Company decreeing the dissolution or split-up of the Company or any Subsidiary of the Company and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

          7.10 PLEDGE AGREEMENT

          The Pledge Agreement or, after the execution and delivery thereof, any Additional Security Document, shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons (except to the extent set forth therein); or

          7.11 BOYLE FLEMING WARRANT EXERCISE AGREEMENT

          The Boyle Fleming Warrant Exercise Agreement or any provision thereof shall cease to be in full force and effect or Boyle Fleming, Ned N. Fleming III or Richard J. Boyle shall fail to observe or perform any of its obligations thereunder or shall deny or disaffirm any of its obligations thereunder; or

          7.12 ERISA

          (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current

Liability, or the Company or any Subsidiary of the Company or any ERISA Affiliate thereof has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064,
4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980
of the Code, or the Company or any Subsidiary of the Company has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA); (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) which lien, security interest or liability, either individually and/or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          THEN (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.6 or 7.7 with respect to the Company, all of the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the obligations of the Lenders hereunder shall thereupon terminate, (ii) upon the occurrence of any other Event of Default (including any Event of Default under Section 7.6 or 7.7 with respect to any Person covered thereby other than the Company), the Administrative Agent may, upon written notice of the Required Lenders, by written notice to the Company, declare all of the unpaid principal amount of and accrued interest on the Loans and all other Obligations to be, and the same shall forthwith become, due and payable, and the obligations of the Lenders hereunder shall thereupon terminate and (iii) upon the occurrence of any Event of Default, the Administrative Agent or the Collateral Agent may, upon written notice of the Required Lenders, enforce all of the Liens, security interests and other rights, powers, privileges and remedies created or afforded to it pursuant to the Pledge Agreement, the Escrow Agreement and the Additional Security Documents.

          SECTION 8.  THE ADMINISTRATIVE AGENT.

          8.1  APPOINTMENT

          Each Lender hereby irrevocably designates and appoints BTCo as Administrative Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes BTCo as the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Section 8. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Section 8 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any of its Subsidiaries or Affiliates shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agent or trust with or for the Company or any of its Subsidiaries or Affiliates.

          8.2  DELEGATION OF DUTIES

          The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 8.3.

          8.3  EXCULPATORY PROVISIONS

          Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by LMC, Boyle Fleming, the Company or any of the Company's Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of LMC, Boyle Fleming, the Company or any of the Company's Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Company any of its Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Potential Event of Default or Event of Default.


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

          8.4  RELIANCE BY ADMINISTRATIVE AGENT

          The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons upon advice and statements of legal counsel (including, without limitation, counsel to any Loan Party or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

          8.5  NOTICE OF DEFAULT

          The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Event of Default or Event of Default hereunder unless the Administrative Agent has actually received notice from a Lender the Company referring to this Agreement, describing such Potential Event of Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Potential Event of Default or Event of Default as shall be reasonably directed by the Required Lenders; PROVIDED, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          8.6  NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS


          Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Company and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Company its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of the Company any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          8.7  INDEMNIFICATION

          The Lenders agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective "percentages" as used in determining the Required Lenders at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby of any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Company; PROVIDED, that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 8.7 shall survive the payment of all Obligations.

          8.8  ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY


          The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company, its Subsidiaries and their respective Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

          8.9  HOLDERS

          The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          8.10 RESIGNATION OF THE ADMINISTRATIVE AGENT; SUCCESSOR ADMINISTRATIVE AGENT

          The Administrative Agent may resign as the Administrative Agent upon 20 days' notice to the Lenders. Upon the resignation of the Administrative Agent, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent which is a bank or a trust company for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall include such successor agent effective upon its appointment, and the resigning Administrative Agent's rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the resignation of the Administrative Agent hereunder, the provisions of this
Section 8.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          SECTION 9.  MISCELLANEOUS.

          9.1  REPRESENTATION OF THE LENDERS

          Each Lender hereby represents that it is a commercial lender which makes loans in the ordinary course of its business and that it will make the Loans hereunder for its own account or the account of its affiliates in the ordinary course of such business.

          9.2  PARTICIPATIONS IN AND ASSIGNMENTS OF LOANS AND
               NOTES

          A. Each Lender shall have the right at any time to sell, assign, transfer or negotiate all or any portion of its Notes or its Loan Commitment to one or more Persons. In the case of any sale, transfer or negotiation of all or part of the Notes or any Loan Commitment authorized under this Section 9.2A, the assignee, transferee or recipient shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, PROVIDED that
(i) at such time Section 2.1A or 2.2A, as the case may be, shall be deemed modified to reflect the Loan Commitment of such new Lender and of the existing Lenders, (ii) upon surrender of the Notes, new Notes will be issued, at the Company's expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.1D or 2.2E, as the case may be (with appropriate modifications), to the extent needed to reflect the revised Loan Commitment, and (iii) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and, PROVIDED, FURTHER, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 5.11. To the extent of any assignment pursuant to this Section
9.2A, the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Loan Commitment, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Lender with respect to such Notes or Loan Commitment, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of a Lender. At the time of each assignment pursuant to this Section 9.2A to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Company and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 9.2F(ii) Certificate) described in
Section 9.2F.

          B. Each Lender may grant participations in all or any part of its Notes or its Loan Commitment to one or more Persons. The Company hereby acknowledges and agrees that any such disposition will give rise to a direct obligation of the Company to the participant and the participant shall for purposes of Sections 9.3 and 9.4 be considered to be a "Lender."

          C. Each Lender may deliver a copy of any financial statement or any other information relating to the business, assets or condition (financial and otherwise) of the Company and its Subsidiaries which may be furnished to them under this Agreement or otherwise to any prospective or other participant, transferee or assignee to the extent reasonably required by such participant, transferee or assignee in connection with its interest or the proposed acquisition of an interest in the Loans or the

Notes.  In connection with any sales, assignments or transfers referred to in
Section 9.2A, the respective purchasers, assignees or transferees, as the case may be, shall agree that all information given to such parties will be held in strict confidence subject to customary exceptions.

          D. The Company shall, at its own cost and expense, provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Loans as any Lender may reasonably require in connection with any participation, transfer or assignment pursuant to this Section 9.2.

          E. Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loan and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

          F. Each Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.2A (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer) and that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) agrees to deliver to the Company and the Administrative Agent, on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or
(ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note and a certificate substantially in the form of
EXHIBIT VI annexed hereto (a "SECTION 9.2F(II) CERTIFICATE"). In addition, each Lender agrees that, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Company and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 9.2F(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Company and the Administrative Agent of its inability to deliver any such Form or Certificate. Subject to Section
9.2A and the immediately succeeding sentence, the Company shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal
Revenue Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 9.2F and except as set forth in Section 9.2A, the Company agrees to pay additional amounts and to indemnify and hold harmless each Lender (without regard to the identity of the jurisdiction requiring the deduction or withholding), and reimburse such Lender upon its written request, in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the date of such assignment or transfer in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

          9.3  EXPENSES

          Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to promptly pay (i) the reasonable costs and expenses of preparation of the Loan Documents and the reasonable costs of furnishing all opinions by counsel required to be delivered hereunder, and of LMC, Boyle Fleming's and the Company's performance of and compliance with all agreements and conditions contained herein or in the other Loan Documents on their part to be performed or complied with; (ii) the reasonable fees, expenses and disbursements of the Administrative Agent (including the reasonable fees, expenses and disbursements of counsel) in connection with the negotiation, preparation, execution, administration and syndication of the Loan Documents and the Loans hereunder, and any amendments, modifications and waivers hereto or thereto and consents to departures from the terms hereof and thereof; and (iii) after the occurrence of an Event of Default, all costs and expenses (including attorneys fees and costs of settlement) incurred by the Lenders or the Administrative Agent in enforcing any Obligations of or in collecting any payments due from the Company hereunder or under the Notes by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings.

          9.4  INDEMNITY

          In addition to the payment of expenses pursuant to Section 9.3, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify, pay and hold each of the Lenders, the Administrative Agent and any holder of any of the Notes, and each of their officers, directors, employees, agents, and affiliates (collectively called the "INDEMNITEES"), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated as a party thereto), which may be suffered by, imposed on, incurred by, or asserted against that Indemnitee, in any manner resulting from, connected with, in respect of, relating to or arising out of (i) this Agreement, the other Loan Documents, the transactions contemplated hereby, the Fee Letters, the Lenders' agreements to make the Loans or the use or intended use of any of the proceeds of the Loans hereunder, the issuance of the Take-Out Securities or the Refinancing or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any real property owned or at any time operated by the Company or any of its

Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, the non-compliance of any real property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any real property, or any Environmental Claim asserted against the Company, any of its Subsidiaries or any real property owned or at any time operated by the Company or any of its Subsidiaries, including, in each case, without limitation, the fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED, HOWEVER, that, the Company shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities to the extent such is finally judicially determined to have resulted solely from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

          9.5  SETOFF

          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and the Administrative Agent and each subsequent holder of any Note is hereby authorized by the Company at any time or from time to time, without notice to the Company, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other Indebtedness at any time held or owing by such Person or that subsequent holder to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to such Person or that subsequent holder under this Agreement and the Notes, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or the Notes, irrespective of whether or not (a) such Person or that subsequent holder shall have made any demand hereunder or (b) such Person or that subsequent holder shall have declared the principal of or the interest on its portion of the Loans and its Notes and other amounts due hereunder to be due and payable as permitted by Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

          9.6  AMENDMENTS AND WAIVERS

          No amendment, modification, termination or waiver of any term or provision of this Agreement, of the Notes, any other Loan Document or the Boyle Fleming Warrant Exercise Agreement or consent to any departure by the Company or any other party to any of the foregoing agreements therefrom, shall in any event be effective without the prior written concurrence of the Company and the Required Lenders; PROVIDED, HOWEVER, that without the prior written consent of each Lender affected, an amendment, modification, termination or waiver of this Agreement, any Notes, or the Pledge Agreement or any Additional Security Document or consent to departure from a term or provision hereof or thereof may not: (i) reduce the principal amount of Notes whose holders must consent to any such amendment, modification, termination, waiver or consent; (ii) reduce the rate of or extend the time for payment of principal or interest on any Note;
(iii) reduce the principal amount of any Note; (iv) make any Note payable in money other than that stated in the Note; (v) make any change in Section 2.5A(iv) or in the definition of Change of Control, in the last paragraph of
Section 7 or in Section 9.6; (vi) reduce the rate or extend the time of payment of fees or other compensation payable hereunder; (vii) waive performance by the Company of its obligations under, or consent to any departure from any of the terms and provisions of, Section 2.5A(iv); or (viii) release all or substantially all of the collateral under the Pledge Agreement and the Additional Security Documents (except as otherwise provided therein), and PROVIDED, FURTHER, that without the consent of the Administrative Agent, no such amendment, modification, termination or waiver may amend, modify, terminate or waive any provision of Section 8 as the same applies to the Administrative Agent or any other provision of this Agreement as it relates to the rights or obligations of the Administrative Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.6 shall be binding upon each holder of the Notes at the time outstanding, each further holder of the Notes, and, if signed by the Company, on the Company.

          9.7  INDEPENDENCE OF COVENANTS

          All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or a Potential Event of Default if such action is taken or condition exists.

          9.8  NOTICES

          Unless otherwise provided herein, any notice or other communications herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by mail and shall be deemed to have been given when delivered in person, receipt of telecopy or telex against receipt of answer back or four Business Days after depositing it in the mail, registered or certified, with postage prepaid and properly addressed; PROVIDED, HOWEVER, that notices to the Administrative Agent shall not be effective until received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 9.8) shall be set forth under each party's name on the signature pages hereto.

          9.9  SURVIVAL OF WARRANTIES AND CERTAIN AGREEMENTS


          A. All agreements, representations and warranties made herein and in the other Loan Documents shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes and, notwithstanding the making of the Loans, the execution and delivery of the Notes or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of the transactions herein contemplated shall not prejudice any right of one party against any other party in respect of any thing done or omitted hereunder or in respect of any right to damages or other remedies.

          B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 9.3 and 9.4 shall survive the payment of the Loans and the Notes and the termination of this Agreement.

          9.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE


          No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder, under the Notes or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, the Notes or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

          9.11 HEADINGS

          Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

          9.12 APPLICABLE LAW

          THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY AND SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          9.13 SUCCESSORS AND ASSIGNS; SUBSEQUENT HOLDERS OF
               NOTES

          This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. The terms and provisions of this Agreement and each other Loan Document shall inure to the benefit of any assignee or transferee of the Notes pursuant to Section 9.2A, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Notwithstanding any other provision of this Agreement, in determining whether the holders of a sufficient aggregate principal amount of the Loans shall have consented to any action under this Agreement, any amount of the Loans owned or held by the Company or any of its Affiliates shall be disregarded. The Company's rights or any interest therein hereunder may not be assigned without the prior express written consent of each of the Lenders.

          9.14 COUNTERPARTS; EFFECTIVENESS

          This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and delivery thereof to the Administrative Agent or, in the case of the Lenders, written telex or facsimile notice or telephonic notification (confirmed in writing) of such execution and delivery. The Administrative Agent will give the Company and each Lender prompt notice of the effectiveness of this Agreement.

          9.15 CONSENT TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL

          A. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Company hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company hereby further irrevocably waives any claim that any such courts lack jurisdiction over the Company, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Loan Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over the Company. The Company irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company, at its address for notices pursuant to Section 9.8, such service to become effective 30 days after such mailing. The Company each hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Administrative Agent, any Lender or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

          B. The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in clause A above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          C. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.

          9.16 PAYMENTS PRO RATA

          A. The Administrative Agent agrees that promptly after its receipt of each payment of any interest or premium on or principal of the Notes from or on behalf of the Company, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its PRO RATA share of such payment) PRO RATA based upon their respective PRO RATA shares, if any, of such payment.

          B. Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Company to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount;
PROVIDED that, if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          9.17 TAXES AND OTHER TAXES

          A. Any and all payments by the Company hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, but excluding (i) in the case of each such Lender and the Administrative Agent, taxes imposed on its net income by the jurisdiction under the laws of which such Person is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income by the jurisdiction of such Lender's applicable lending office or any political subdivision thereof, (iii) in the case of each such Lender and the Administrative Agent, any Taxes that are in effect and that would apply to a payment to such Person, as applicable, as of the Closing Date, and (iv) if any person acquires any interest in this Agreement, or a Lender or the Administrative Agent changes the office in which the Loan is made, accounted for or booked (any such person, or such Lender or the Administrative Agent in that event, being referred to as a "TAX TRANSFEREE"), any Taxes to the extent that they are in effect and would apply to a payment to such Tax Transferee as of the date of the acquisition of such interest or change in office, as the case may be (all such nonexcluded Taxes being hereinafter referred to as "COVERED TAXES"). If the Company shall be required by Law or the administration thereof to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this paragraph), the Lender receives an amount equal to the sum they would have received if no such deduction or withholding had been made; (ii) the Company shall make such deductions or withholdings; and (iii) the Company forthwith shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

          B. The Company agrees to pay forthwith any present or future stamp documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies being herein referred to as "OTHER TAXES") imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) which arise from any payment made by the Company hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

          C. The Company agrees to indemnify the Administrative Agent and each of the Lenders for the full amount of Covered Taxes or Other Taxes not deducted or withheld and paid by the Company in accordance with Section 9.17(A) and (B) to the relevant taxation or other authority and any Taxes other than Covered Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Company under this Section 9.17 paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not any such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Administrative Agent or such Lender makes written demand therefor. A certificate as to the amount of such Taxes or Other Taxes and evidence of payment thereof submitted to the Company shall be conclusive, absent manifest error, of the amount due from the Company to the Administrative Agent or such Lender.

          D. The Company shall furnish to the Administrative Agent and each of the Lenders the original or a certified copy of a receipt evidencing any payment of Taxes or Other Taxes made by the Company, as soon as such receipt becomes available.

          E. The provisions of this Section 9.17 shall survive the termination of the Agreement and repayment of all Obligations.

          9.18 WAIVER OF STAY, EXTENSION OR USURY LAWS

          The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

          9.19 COMPENSATION

          The Company shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Rate Loans or Treasury Rate Loans but excluding loss of anticipated profit with respect to any Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing of LIBOR Rate Loans or Treasury Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Company); (ii) if any repayment of LIBOR Rate Loans or Treasury Rate Loans occurs on a date which is not the last day of a Monthly Period applicable thereto; (iii) if any prepayment of any LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Company; or (iv) as a consequence of any other default by the Company to repay its LIBOR Rate Loans or Treasury Rate Loans when required by the terms of this Agreement.
Calculation of all amounts payable to a Lender under this Section 9.19 shall be made as though that Lender had actually funded its relevant LIBOR Rate Loan or Treasury Rate Loan, as the case may be, through the purchase of a LIBOR rate deposit bearing interest at the LIBOR Reference Rate or through the purchase of a United States Treasury

Security bearing interest at the Treasury Rate, in either case in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Monthly Period.

          9.20 REQUIREMENTS OF LAW

          In the event that any change in law occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Loan Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such change in law shall have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such change in law (taking into account such Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such change in law within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 9.20, will give prompt written notice thereof to the Company, which notice shall show the basis for calculation of such additional amounts (which calculation shall, absent manifest error, be final and conclusive and binding on the Company).

          WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.


                         COMPANY:

                         SPINNAKER INDUSTRIES, INC.



                         By:  /s/ NED N. FLEMING III
                             -----------------------------------
                              Name: Ned N. Fleming III
                              Title: President

                         Notice Address:
                         600 North Pearl Street
                         Suite 2160
                         Dallas, Texas  75201

                         Attention:  Mark R. Matteson

                         Telephone:  214-855-0322
                         Telecopy:   214-855-0093


                         ADMINISTRATIVE AGENT:

                         BANKERS TRUST COMPANY,
                         as administrative agent


                         By:  /s/ MARY KAY COYLE
                             -----------------------------------
                              Name: Mary Kay Coyle
                              Title: Managing Director

                         Notice Address:

                         One Bankers Trust Plaza
                         130 Liberty Plaza
                         New York, New York  10006
                         Attention: Mary Kay Coyle

                         Telephone: (212) 250-9094
                         Telecopy:  (212) 250-7218

BRIDGE COMMITMENTS:      LENDERS:

$8,500,000               BANKERS TRUST COMPANY



                         By:
                             -----------------------------------
                              Name:
                              Title:

                         Notice Address:

                         One Bankers Trust Plaza
                         130 Liberty Plaza
                         New York, New York  10006
                         Attention: Mary Kay Coyle

                         Telephone:  (212) 250-9094
                         Telecopy:   (212) 250-7218